ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), is entered into and shall be effective as of the 2nd day of March, 2018 (“Effective Date”), among IBEX GROUP, L.L.C., a Utah limited liability company, with a principal business address at 1072 West RSI Drive, Logan, Utah 84321 (“IBEX LLC”), along with IBEX Preclinical Research, Inc., a Utah corporation, with a principal business address at 1072 West RSI Drive, Logan, Utah 84321 (“IBEX Corp.”) (IBEX Corp. and IBEX LLC hereinafter collectively referred to as “Seller”); PolarityTe, inc., a Delaware corporation, with a principal business address at 1960 South 4250 West, Salt Lake City, Utah 84104 (the “Parent”) and Utah CRO Services, Inc., a Nevada corporation, a newly-formed wholly-owned subsidiary of Parent (the “Acquisition Co.”). Seller, Parent, and Acquisition Co. are referred to collectively in this Agreement as the “Parties” or, individually, as a “Party.”

RECITALS

A. WHEREAS, IBEX Corp. owns, operates, and is engaged in the business of preclinical research, veterinary sciences, and such other lawful, incidental, and related purposes (such business and operations as conducted by IBEX Corp. or any of its Affiliates (as defined below) as of the Effective Date), together with any additions or changes to the business as may occur after Effective Date to the extent permitted under this Agreement, all being referred to collectively as, the “Business”);

B. WHEREAS, the Business is located and conducted on two parcels of real property owned by IBEX LLC and leased by IBEX Corp., identified as Tax Parcel Nos. 05-102-0004 and 05-102-0003, in Cache County, Utah, consisting of approximately 1.75 combined gross acres of land located at or near the intersection of 1400 North and RSI Drive in the City of Logan, County of Cache, State of Utah (collectively, the “Real Property”);

C. WHEREAS, IBEX Corp. wishes to sell, transfer, and convey to Purchaser (as defined below), and Purchaser wishes to purchase and accept from IBEX Corp., full and complete title, ownership, rights, and control of the Business, including, any and all rights, title, and interests of Seller in and to the Real Property and any and all of other personal property, assets, rights, and other interests which constitute the Business, free and clear of any liens, charges, restrictions, or encumbrances, all upon the terms and subject to the conditions set forth in this Agreement and that certain Purchase and Sale Agreement, entered into and dated concurrently with this Agreement, between IBEX LLC and Parent (the “Purchase and Sale Agreement”). The Parties agree that the Closing (as defined below) under this Agreement and the closing under the Purchase and Sale Agreement will occur simultaneously; and

D. WHEREAS, Acquisition Co. anticipates carrying out the transactions contemplated in this Agreement and closing under the Purchase and Sale Agreement or organizing a further wholly-owned subsidiary of Acquisition Co. to: (i) enter into and accept (as an authorized and permitted assignee) this Agreement, as the purchaser (the “Purchaser”), and all of the rights, title, ownership, property, assets, and control of the Business and the assumption of any of the Assumed Liabilities (as defined below), if any; (ii) enter into an executive employment agreement (“Employment Agreement”) in order to employ Dr. Michael J. Larson (“Larson”), who will serve as the President of such subsidiary (or Acquisition Co. or such other entity identified in the Employment Agreement), pursuant to the terms and conditions of the Employment Agreement, a mutually agreed-upon form of which is attached hereto as Exhibit A; and (iii) enter into the Purchase and Sale Agreement to acquire the Real Property, prior to closing under the Purchase and Sale Agreement.

NOW, THEREFORE, for good and valuable consideration, including the promises and the mutual agreements and covenants set forth in this Agreement, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

Article I

DEFINITIONS

SECTION 1.01 Certain Defined Terms. For purposes of this Agreement:

“Acquisition Documents” means this Agreement, the Ancillary Agreements, and any certificate or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement.

“Action” means any action, suit, litigation, arbitration, inquiry, audit, hearing, investigation, or other proceeding, whether civil or criminal, administrative, judicial or investigative, formal or informal, public or private, in Law or in equity, by or before or otherwise involving any Governmental Authority or any other Person.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of Law.

“Ancillary Agreements” means the Bill of Sale, the Purchase and Sale Agreement, the Assignments of Intellectual Property, the Employment Agreement, the Assumption Agreement, the Promissory Note, and the Escrow Agreement.

“Assignments of Intellectual Property” means the assignments of Intellectual Property, effecting the assignment of Intellectual Property to Purchaser, using a final form of document to-be-approved in advance by the Parties prior to Closing.

“Assumption Agreement” means the Assumption Agreement, effecting the assumption by Purchaser of the Assumed Liabilities, if applicable, to be executed by IBEX Corp., Purchaser, and any other applicable Parties at the Closing, using a final form of document to-be-approved in advance by the Parties prior to Closing.

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“Bill of Sale” means the Bill of Sale and Assignment, transferring the Purchased Assets, to be executed by IBEX Corp. at the Closing, using a final form of document to-be-approved in advance by the Parties prior to Closing.

“Business Day” means any day that is not a Saturday, a Sunday, or other day on which banks are required or authorized by Law to be closed in the State of Utah.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the Closing.

“CIA Agreement” means the Confidentiality and Invention Acknowledgment Agreement, using a final form of document to-be-approved in advance by the Parties prior to Closing.

“Claims” means any and all disputes, controversies, Actions, causes of action, choices in action, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, consent orders or consent agreements of any kind.

“Closing” has the meaning ascribed to the term in Section 2.04.

“Closing Date” has the meaning ascribed to the term in Section 2.04.

“Code” means the Internal Revenue Code of 1986, as amended through the Effective Date.

“Contract” means any written, oral, implied or other agreement, contract, understanding, arrangement, joint venture, lease, sublease, license, sublicense, indenture, instrument, note, bond, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

“Control” (including the terms “Controlled by” and “under common Control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Conveyance Taxes” means all sales, use, value added, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes.

“Customers” has the meaning ascribed to such term in Section 3.16.

“Disclosure Schedule” means each of the disclosure schedules referenced and contemplated in this Agreement to-be-delivered by IBEX Corp. IBEX Corp. agrees, within five (5) business days after the Effective Date, to furnish and deliver to Parent, Acquisition Co., and Purchaser and its legal counsel, a minimum of two (2) complete hard copies of the Disclosure Schedule and one (1) complete electronic copy of the Disclosure Schedule (delivered in portable document format (PDF)) and to certify in writing to Parent, Acquisition Co., and Purchaser concurrently with such delivery that to the best of IBEX Corp.’s knowledge, information, and belief IBEX Corp. has delivered each and every item of the Disclosure Schedule referenced and contemplated in this Agreement.

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“Employment Agreement” has the meaning ascribed to the term in Recital D.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, preemptive right, option, right of first refusal, conditional sale, community property interest, equitable interest, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Environment” means surface waters, groundwaters, soil, subsurface strata and ambient air.

“Environmental Claim” means any Claim relating in any way to any Environmental Law or any Environmental Permit, including any Claim by any Governmental Authority or any other Person, arising out of or relating to any actual or alleged violation of or noncompliance with any Environmental Law or Environmental Permit or any Release or threatened Release of any Hazardous Material.

“Environmental Laws” means all Laws, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety, natural resources or Hazardous Materials, including CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§6901 et seq.; the Clean Water Act, 33 U.S.C. §§1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§2601 et seq.; the Clean Air Act, 42 U.S.C. §§7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§300f et seq.; the Atomic Energy Act, 42 U.S.C. §§20 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq.

“Environmental Permits” means all Governmental Authorizations required under or issued pursuant to any applicable Environmental Law.

“ERISA Affiliate” means any trade or business (whether or not incorporated) or Person under the common control, or treated as a single employer, with IBEX Corp., within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means a financial institution or other entity or organization selected by Acquisition Co. or Purchaser and reasonably acceptable to IBEX Corp. As of the Effective Date of this Agreement, First American Title Insurance Company (National Commercial Services) located at 215 South State Street, Suite 380, Salt Lake City, Utah 84111, has been designated as the Escrow Agent.

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“Escrow Agreement” has the meaning ascribed to such term in Section 2.08.

“Excluded Taxes” means (a) all Income Taxes owed by IBEX Corp. or any of its Affiliates for any period; (b) all Taxes relating to the Excluded Assets or Excluded Liabilities for any period; (c) all Taxes relating to the Purchased Assets, the Business, or the Assumed Liabilities for any Pre-Closing Period; (d) all Taxes of IBEX Corp. or any other Person by reason of being a member of a consolidated, combined, unitary, or Affiliated Group that includes IBEX Corp. or any of its present or past Affiliates prior to the Closing, by reason of a tax sharing, tax indemnity, or similar agreement entered into by IBEX Corp. or any of its present or past Affiliates prior to the Closing (other than this Agreement) or by reason of transferee or successor liability arising in respect of a transaction undertaken by IBEX Corp. or any of its present or past Affiliates prior to the Closing; or (e) Taxes imposed on Acquisition Co. or Purchaser as a result of any breach of any warranty or representation under Section 3.22, or breach by IBEX Corp. of any covenant relating to Taxes. For purposes of this Agreement, in the case of any Straddle Period, (i) Property Taxes relating to the Purchased Assets allocable to the Pre-Closing Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that fall within the Pre-Closing Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) Taxes (other than Property Taxes) relating to the Purchased Assets for the Pre-Closing Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

“GAAP” means United States generally accepted accounting principles and practices in effect from time-to-time applied consistently throughout the periods involved.

“Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court, tribunal or judicial or arbitral body); (d) multi-national or supranational organization or body; or (e) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

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“Hazardous Materials” means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance which is regulated by any Environmental Law.

“Income Taxes” means Taxes imposed on or measured by reference to gross or net income or receipts, and franchise, net worth, capital or other doing business Taxes, including any interest, penalty, or addition thereto, whether disputed or not.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means Seller pursuant to Section 8.02 or Purchaser pursuant to Section 8.03, as the case may be.

“Indemnity Escrow Amount” means ten (10%) percent of the Purchase Price for the Business, in such form (cash and securities) of the Purchase Price as is set forth in this Agreement.

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“Indemnity Escrow Fund” means the Indemnity Escrow Amount deposited with the Escrow Agent as provided in Section 2.08, as such sum may be increased or decreased as provided in the Escrow Agreement.

“Intellectual Property” means (a) patents, patent applications, and statutory invention registrations, (b) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other identifiers of source or goodwill, including registrations and applications for registration thereof, and including the goodwill of the business symbolized by the foregoing or associated therewith, (c) mask works and copyrights, including copyrights in computer software, and registrations and applications for registration thereof, (d) confidential and proprietary information, including trade secrets, know-how, and invention rights (regardless of whether patentable or not), and (e) all other intellectual property rights.

“Inventories” means all inventory, merchandise, finished goods, work in progress, raw materials, packaging, labels, supplies, parts, demonstration units and other personal property related to the Business and maintained, held, or stored by or for IBEX Corp. or any of its Affiliates at the Closing, and any prepaid deposits for any of the same.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” (or similar phrases) when referred to IBEX Corp. means the actual knowledge, after due inquiry, of Larson who is the President, director, and representative of IBEX Corp. who is most knowledgeable with respect to the representations, warranties, covenants, and other knowledge matters addressed in this Agreement.

“Law” means any federal, state, national, supranational, local, municipal, foreign or other law, statute, legislation, constitution, requirement or rule of law (including common law), resolution, ordinance, code, edict, decree, order, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lender Release” means all documentation, in form and substance satisfactory to Purchaser, as necessary or in Purchaser’s good faith judgment advisable for the full release and termination of all Encumbrances against the Purchased Assets (and for the termination of all filings with respect thereto) under Loan Number 5209514010 dated November 12, 2003 between the Small Business Administration and IBEX Group, Loan Number 5357465006 dated June 25, 2013 between 08-103 Utah Certified Development Company and Seller, and Loan Number 5007920 dated August 27, 2013 between the Bank of Utah and Seller.

“Liabilities” means any and all debts, liabilities and obligations, whether known or unknown, direct or indirect, vested or unvested, disputed or undisputed, accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Action or Governmental Order and those arising under any Contract.

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“Licensed Intellectual Property” means Intellectual Property licensed to IBEX Corp. pursuant to the Transferred IP Agreements.

“Losses” means any and all Liabilities, losses, diminution in value, damages, lost opportunity, Claims, costs and expenses, interest, awards, Actions, judgments and penalties (including attorneys’ and consultants’ fees); provided, however, that Losses shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third-party.

“Material Adverse Effect” means any circumstance, change in or effect on the Business, the Purchased Assets or IBEX Corp. that, individually or in the aggregate with all other circumstances, changes in or effects on the Business, the Purchased Assets or IBEX Corp.: (a) is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities (including contingent liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of IBEX Corp., the Business, or to the Purchased Assets or to the Assumed Liabilities; or (b) is reasonably likely to materially adversely effect the ability of Purchaser to operate or conduct the Business or the Purchased Assets in the manner in which it is currently conducted by IBEX Corp.; provided, however, that none of the following shall be considered in determining whether a “Material Adverse Effect” has occurred: (w) any changes, conditions or effects in the United States economy; (x) changes, conditions or effects that generally affect the industry in which the Business operates; or (y) conditions caused by acts of terrorism or war (whether or not declared); provided, further, however, that any change, condition or effect referred to in clauses (w), (x) or (y) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred only to the extent that such change, condition or effect has a disproportionate effect on the Business compared to other participants in the industry in which the Business operates.

“Owned Intellectual Property” means Intellectual Property owned or purported to be owned by IBEX Corp. and used in connection with the Business.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the date of the Closing.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the date of the Closing.

“Primarily Related” means (i) used or intended to be used in the Business fifty percent (50%) or more or fifty percent (50%) of the times or more or (ii) otherwise fifty percent (50%) or more related to the Business.

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“Promissory Note” means the promissory note in principal amount of $1,333,333.33, executed and to be delivered at Closing by Parent in favor of IBEX Corp., a mutually agreed-upon form of which is attached hereto as Exhibit B.

“Property Taxes” means real and personal ad valorem property Taxes and any other Taxes imposed on a periodic basis and measured by the level of any item.

“Purchase Price Bank Account” means a bank account in the United States to be designated by IBEX Corp. in a written notice to Purchaser at least two (2) Business Days before the Closing.

“Receivables” means any and all accounts receivable, notes and other amounts receivable from third-parties, including customers and employees, arising from the conduct of the Business before the Closing, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon and any security, claim, remedy or other right related to any of the foregoing; provided, however, that Receivables shall not include any of the account receivables set forth on Exhibit C (except as otherwise described in such Exhibit).

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Release” means releasing, disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

“Straddle Period” means any taxable period beginning on or prior to and ending after the date of the Closing.

“Tangible Personal Property” has the meaning ascribed to the term in Section 3.14(a).

“Taxes” means any and all: (a) taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (whether computed on a separate or consolidated, unitary or combined basis or in any other manner, and together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto), whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person, and imposed by any government or taxing authority, including taxes or other charges on or with respect to income, franchises, severance, occupation, premium, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security (or similar), workers’ compensation, unemployment compensation, or net worth; (b) environmental taxes (including Taxes under Section 59A of the Code) and taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and (c) customs’ duties, tariffs, and similar charges.

“Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Tax authority relating to Taxes, including any schedule or attachment thereto or any amendment thereof.

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“Termination Date” means May 31, 2018.

“Transferred IP Agreements” means (a) licenses of Owned Intellectual Property by IBEX Corp. to third-parties, (b) licenses of Intellectual Property used by or in connection with the Business by third-parties to IBEX Corp. (c) agreements between IBEX Corp. and third-parties relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking advertisement, or other practices with respect to Internet web sites, in each case, that are used in connection with the Business and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Owned Intellectual Property.

“Transferred Software” means all computer software (a) material to the operation of the Business, or (b) manufactured, distributed, sold, licensed, or marketed by IBEX Corp. in connection with the Business.

SECTION 1.02 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit, or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes”, or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein,” “hereunder,” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) any Law defined or referred to herein and any agreement, instrument, or other document that is defined or referred to herein means such Law and (to the extent permitted by the provisions hereof and thereof) such agreement, instrument, or other document, respectively, as from time-to-time amended, modified, or supplemented, including in the case of any Law by succession of comparable successor Laws;

(h) references to a Person are also to its successors and permitted assigns; and

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(i) the use of “or” is not intended to be exclusive, unless expressly indicated otherwise.

This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedule, the Schedules, and the Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Article II

PURCHASE AND SALE

SECTION 2.01 Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, IBEX Corp. shall (and shall cause its Affiliates to) sell, assign, transfer, convey, and deliver, or cause to be sold, assigned, transferred, conveyed, and delivered, to Parent, Acquisition Co., or Purchaser, as designated at Closing by Parent, and the designated party of either Parent, Acquisition Co., or Purchaser shall purchase and accept from IBEX Corp., free and clear of all Encumbrances, all of IBEX Corp.’s (and its Affiliates’) rights, title, and interests in, to, and under all of the assets, properties, and business of every kind and description and wherever located, whether tangible or intangible and whether now existing or hereafter acquired, directly, or indirectly owned by IBEX Corp. (or any of its Affiliates) or to which IBEX Corp. (or any of its Affiliates) is directly or indirectly entitled and, in any case, belonging to, or used or intended to be used in, the Business, and any goodwill related to any of the foregoing, other than the Excluded Assets (the assets to be purchased by Purchaser being referred to as, the “Purchased Assets”), which Purchased Assets shall include the following:

(a) full and complete title, ownership, rights, and control of the Business;

(b) all Tangible Personal Property, as set forth in Section 3.14(a) of the Disclosure Schedule; provided, however, that, following the Closing, if a dispute develops between IBEX Corp. and Purchaser over whether an item of Tangible Personal Property that is not listed on either Section 3.14(a) of the Disclosure Schedule should have been listed on Section 3.14(a) of the Disclosure Schedule, IBEX Corp. shall transfer such item to Purchaser if such item is Primarily Related to the Business;

(c) all Inventories as set forth in Section 3.07 of the Disclosure Schedule, with such changes thereto between the Effective Date and the Closing as permitted by this Agreement and as will be reflected in a list of Inventories as of the Closing Date to be delivered by IBEX Corp. at the Closing);

(d) all Receivables not identified on Exhibit C as Purchaser Receivables;

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(e) all books and records of the Business, including all books of account, general, financial, Tax, invoices, shipping records, supplier lists, machinery and equipment maintenance files, production data – not owned by customers of the Business, quality control records and procedures that do not violate customer confidentiality, customer complaints and inquiry files, research and development files which are not owned by customers of the Business, correspondence with any Governmental Authority, sales records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices) with customer information redacted, strategic plans, marketing and promotional surveys, material and research which does not violate customer confidentiality, studies and reports that does not contain customer information, research and files relating to the Owned Intellectual Property and the Transferred IP Agreements and personnel records (to the extent relating to Transferred Employees), and any other documents, records, correspondence and files and any rights thereto, in each case owned, associated with or employed by IBEX Corp. or any of its Affiliates and not by its customers in connection with the Business, and all copies thereof, other than organization documents;

(f) all of IBEX Corp.’s or its Affiliates’ rights, title, and interests in, to and under the Owned Intellectual Property and the Transferred IP Agreements, including original and copies of any and all documentation of assignment of such rights, title, and interests to IBEX Corp., copies and tangible embodiments thereof in whatever form or medium, and all rights to sue and recover damages for past, present, and future infringement, dilution, misappropriation, violation, unlawful imitation, or breach thereof;

(g) all prepaid expenses, credits, advance payments, security, refunds, rights of recovery, rights of recoupment, rights setoff of any kind, deposits, charges, sums and fees related to the Business, the Purchased Assets, or the Assumed Liabilities;

(h) all Claims and rights to any Actions of any nature available or being pursued by IBEX Corp. or any of its Affiliates, related to the Business, the Purchased Assets, or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(i) all rights to insurance proceeds and rights under and pursuant to all warranties, representations, and guarantees made by suppliers of products, materials, or equipment, or components thereof or by any other Person, related to the Business, or the Purchased Assets;

(j) all sales and promotional literature, customer lists, customer purchasing history, price lists, distributions lists and other sales-related materials related to the Business, the Purchased Assets, or the Assumed Liabilities;

(k) all Contracts, sales and purchase orders, and bids and offers, related to the Business, and all rights of IBEX Corp. or its Affiliates thereunder, including any such Contracts that are Material Contracts, as set forth in Section 3.12(a) of the Disclosure Schedule, with such changes thereto between the Effective Date and the Closing as permitted by this Agreement and as will be reflected in a list of Material Contracts to be delivered by IBEX Corp. at the Closing;

(l) all Governmental Authorizations and Environmental Permits held or used by IBEX Corp. or any of its Affiliates in connection with, or required for, the Business;

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(m) all of IBEX Corp.’s or its Affiliates’ rights, title, and interests at the Closing in, to and under all other assets, rights, and claims of every kind and nature used or intended to be used in the operation of, or residing with, the Business; and

(n) the business names “IBEX Group” and “IBEX Preclinical Research”.

Notwithstanding anything in Section 2.01 to the contrary, the Purchased Assets shall exclude the following assets and properties owned by IBEX Corp. or its Affiliates (the “Excluded Assets”):

(a) all cash and cash equivalents;

(b) the Purchase Price Bank Account;

(c) all rights of IBEX Corp. under this Agreement and the Ancillary Agreements;

(d) Tax Returns of IBEX Corp. or its Affiliates (and related workpapers), other than those relating to the Purchased Assets or the Business;

(e) Receivables retained by IBEX Corp. as outlined on Exhibit C;

(f) any and all real property of Seller or its Affiliates, whether owned or leased, except to the extent set forth in the Purchase and Sale Agreement;

(g) all assets listed on Exhibit D, with such changes thereto between the Effective Date and the Closing as permitted by this Agreement and as will be reflected in a list to be delivered by IBEX Corp. at the Closing; and

(h) customer intellectual property.

SECTION 2.02 Assumption and Exclusion of Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall assume and shall agree to pay, perform, and discharge only the following Liabilities of IBEX Corp., to the extent first arising and to be performed after the Closing (the “Assumed Liabilities”), and no other Liabilities (it being understood and agreed that any of the following Liabilities arising after the Closing shall not be or be deemed Assumed Liabilities to the extent the conduct giving rise to such Liabilities occurred prior to the Closing):

(a) all trade accounts payable of or by IBEX Corp. to third-parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date and that either are reflected on the Interim Balance Sheet (as defined in Section 3.04) or arose in the ordinary course of business consistent with past practice (and in compliance with the terms of this Agreement) since the Interim Balance Sheet Date;

(b) all Liabilities of IBEX Corp. arising under the Contracts assumed by Purchaser, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business, and do not relate to any failure to perform, improper performance, warranty, or other breach, default, or violation by IBEX Corp. or any of its Affiliates (including under this Agreement); and

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(c) all Liabilities of IBEX Corp. arising under the Governmental Authorizations and Environmental Permits transferred to Purchaser, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business, and do not relate to any failure to perform, improper performance, warranty, or other breach, default, or violation by IBEX Corp. or any of its Affiliates (including under this Agreement).

Seller shall retain and shall be responsible for paying, performing, and discharging when due (and, as applicable, shall cause its Affiliates to pay, perform, and discharge when due) all, and Purchaser shall not assume or have any responsibility for any, Liabilities of or relating to Seller or any of its Affiliates, other than the Assumed Liabilities (the “Excluded Liabilities”), including:

(a) all Excluded Taxes;

(b) all Liabilities relating to or arising out of the Excluded Assets;

(c) all Liabilities pursuant to Environmental Law (A) arising from or related to any action, event, circumstance, or condition related to (1) Seller’s or any of its Affiliates’ real property, or (2) with respect to any period prior to the Closing, (x) Seller’s or any of its Affiliates’ personal property, or (y) the Business or the Purchased Assets, or (B) under or pursuant to any Contract related to any of the foregoing, including: (aa) any Release or threatened Release of any Hazardous Material to or from any property presently or formerly owned, leased, used, or occupied by Seller, its Affiliates, or the Business; (bb) any transportation, disposal, or discharge, or the arrangement for such activities, of any Hazardous Material generated, used, stored, or treated in connection with the Business or originating at any property presently or formerly owned, leased, used, or occupied by Seller, its Affiliates, or the Business to or at any location; and (cc) any noncompliance with or violation of any applicable Environmental Law or Environmental Permit;

(d) any product Liability or similar Claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement, or guaranty made by Seller or any of its Affiliates, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other product defects of any products at any time manufactured or sold or any service at any time performed by Seller or any of its Affiliates (solely in respect of the Business or the Purchased Assets prior to the Closing);

(e) any recall or similar Claim with respect to any products at any time manufactured or sold or any service at any time performed by Seller or any of its Affiliates (solely in respect of the Business or the Purchased Assets prior to the Closing);

(f) any trade accounts payable of IBEX Corp.: (A) to the extent not accounted for on the Interim Balance Sheet; (B) which constitute intercompany payables owing to any Affiliate of Seller; (C) which constitute debt, loans, or credit facilities to financial or similar institutions; or (D) which arose after the Interim Balance Sheet Date not in the ordinary course of business consistent with past practice (and in compliance with the terms of this Agreement); (E) which are delinquent as of the Closing; or (F) which relate to an Excluded Asset or are not otherwise related to the Business or the Purchased Assets;

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(g) any Liabilities to indemnify, reimburse, or advance amounts to any present or former officer, director, employee, or agent of Seller or any of its Affiliates (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnified Parties;

(h) any Liabilities under any Contracts: (A) which are not validly and effectively assigned to Purchaser pursuant to this Agreement; or (B) if so assigned, (x) to the extent such Contracts do not conform to the representations and warranties with respect thereto contained in this Agreement, or (y) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to the Closing;

(i) all Liabilities of Seller or any of its Affiliates under this Agreement or any other Acquisition Document;

(j) all Liabilities of Seller or any of its Affiliates for borrowed money or any guaranties related thereto, or relating to any security interests, financing statements, mortgages, liens, pledges, or other Encumbrances against the Purchased Assets as of the Closing;

(k) all Liabilities relating to Seller’s or any of its Affiliates’ failure to comply with any Law (including laws relating to bulk transfers or bulk sales with respect to the transactions contemplated by this Agreement, notwithstanding the waiver contained in Section 5.09) or Governmental Order, or with any obligations under any Contract;

(l) all Liabilities in respect of any Claim or any pending or threatened Action or otherwise arising out of, in connection with, or relating to the operation of the Business or the ownership, use or exploitation of the Purchased Assets on or prior to the Closing Date (or after the Closing, but relating to occurrences, facts, circumstances, conditions, or events occurring prior to the Closing);

(m) all Liabilities arising out of or relating to: (A) the Plans or any other compensation or benefit plans, policies, programs, or arrangements sponsored or contributed to by IBEX Corp. or any ERISA Affiliate; or (B) employees of IBEX Corp. or any ERISA Affiliate, and individuals who are or were consultants or independent contractors with respect to the Business in respect of the period through and including the Closing Date; and

(n) all Liabilities arising out of, relating to, or resulting from Claims by current or former stockholders of Seller (or its predecessors, successors, or assigns) and such current or former stockholders’ respective Affiliates with respect to the ownership by such current or former stockholders of Seller (or its predecessors, successors, or assigns), the Business or any of the Purchased Assets.

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SECTION 2.03 Purchase Price; Allocation of Purchase Price. The aggregate consideration for the Purchased Assets and, if appropriate, the covenants contained in Section 5.08, less the Employee Amounts (as defined in Section 6.02), shall be One Million Six Hundred Thousand Dollars and No/100 ($1,600,000.00) (the “Purchase Price”), along with the payments set forth in the Purchase and Sale Agreement, the stock options granted to Larson under the Employment Agreement, the assumption of the Assumed Liabilities, and the Commission (as defined below). Purchaser shall deduct from the Purchase Price any amounts required to be withheld and deducted under the Code or other applicable Tax Law. Any amounts so deducted shall be remitted by Purchaser to the appropriate Governmental Authority on a timely basis and shall be treated as delivered to Seller under this Agreement. The sum of the Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets as owned by IBEX LLC and IBEX Corp. and, if appropriate, the covenants contained in Section 5.08 as of the Closing in accordance with Exhibit E (the “Allocation”). Any subsequent adjustments to the sum of the Purchase Price and Assumed Liabilities shall be reflected in the Allocation in a manner consistent with Section 1060 of the Code and the Regulations thereunder. For all Tax purposes, the Parties agree that the transactions contemplated in this Agreement shall be reported in a manner consistent with the terms of this Agreement, including the Allocation, and that none of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise. Each of IBEX Corp. and Purchaser agrees to cooperate with the other in preparing IRS Form 8594, and to furnish the other with a copy of such form prepared in draft form within a reasonable period before its filing due date. For a period of eighteen (18) months following the Closing Date, but not thereafter, IBEX Corp. and Purchaser agree that IBEX Corp. will be entitled to a finder’s fee or commission to be paid by Purchaser in the amount of fifteen percent (15%) of the actual revenues received by Purchaser for work on any study initiated prior to the eighteen (18) month Closing Date anniversary, which fee or commission will not exceed $650,000 (hereinafter referred to as the “Commission”), in connection with previous business development efforts, bids, and proposals prepared and submitted by IBEX Corp. for those prospective customers listed on Section 2.03 of the Disclosure Schedule (customer names redacted/coded). Further details of the prospective customers and general details about any previous bids and proposals prepared and submitted by IBEX Corp. (redacted or coded in an effort for IBEX Corp. to preserve confidentiality agreements or any confidential information contained therein), will be included in Section 2.03 of the Disclosure Schedule. The Parties acknowledge that the bids and proposals may increase, decrease, or change from the amounts listed on Section 2.03 of the Disclosure Schedule and that IBEX Corp. will be paid the Commission only on the amounts actually paid by customers to Purchaser. Whether or not the Commission, once and if paid, will be treated as a finder’s fee, commission, or some other form of comparable payment for tax and legal compliance purposes will be a matter of mutual agreement between IBEX Corp. and Purchaser at the time of payment, after IBEX Corp. and Purchaser have had an opportunity to consult with and receive any recommendations and advice from each of their respective accountants and tax attorneys. Purchaser acknowledges that IBEX Corp. is not making any representations or warranties in this Agreement with respect to any future business with or from any prospective customers listed on Section 2.03 of the Disclosure Schedule. In the event any of the prospective customers listed on Section 2.03 of the Disclosure Schedule actually becomes a customer of Purchaser (after the Closing) and Purchaser actually receives revenues from such party for services rendered, then Purchaser will pay IBEX Corp. the then applicable and owing portion of the Commission within thirty (30) calendar days.

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SECTION 2.04 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Escrow Agent on the Closing Date following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article VII (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions) or at such other place or at such other time or on such other date as the Parties may agree upon in writing. The date on which the Closing is to occur is referred to herein as the “Closing Date.”

SECTION 2.05 Closing Deliveries by Seller. At the Closing, IBEX Corp. and IBEX LLC, as applicable, shall deliver or cause to be delivered to Escrow Agent, each of the following:

(a) the Ancillary Agreements;

(b) confirmation of receipt for the portion of the Purchase Price paid in cash at Closing and for receipt of the Promissory Note, less the Indemnity Escrow Amount;

(c) good standing certificates as of a recent date for each of Seller;

(d) true and complete copies, certified by the Secretary or an Assistant Secretary of each of Seller, of the resolutions duly and validly adopted by the Board of Directors or Managers of Seller and by the stockholders or Members of Seller evidencing their respective authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement and thereby, stating that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(e) a certificate of the Secretary or an Assistant Secretary of each of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder and thereunder;

(f) a certificate of a duly authorized officer of each of Seller (as applicable) certifying as to the matters set forth in Section 7.02(a);

(g) a certificate of non-foreign status (in a form reasonably acceptable to Purchaser) pursuant to Section 1.1445-2(b)(2) of the Regulations;

(h) Seller’s notification pursuant to Section 5.05;

(i) updated lists of Inventories, Receivables, and Material Contracts as contemplated by Section 2.01(a) and an updated list of excluded assets as contemplated by Section 2.01(b)(vii);

(j) all materials and information that are or were used in or that relate to the Purchased Assets or that are necessary or desirable to enable Purchaser to obtain possession of and good and valid title to, and to exploit, the Purchased Assets; and

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(k) such other documents and instruments as may be reasonably be requested by Purchaser to effect or evidence the transfer of the Purchased Assets and the other transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Purchaser.

SECTION 2.06 Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Escrow Agent, duly executed by Purchaser:

(a) the cash portion of the Purchase Price and Promissory Note, less the Indemnity Escrow Amount

(b) the Ancillary Agreements;

(c) a certificate of the Secretary or an Assistant Secretary of Purchaser certifying the names and signatures of the officers of Purchaser authorized to sign this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder and thereunder;

(d) true and complete copies, certified by the Secretary or an Assistant Secretary of Purchaser, of the resolutions duly and validly adopted by the Board of Directors of Purchaser and (if required under applicable law) by the stockholder of Purchaser evidencing their respective authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, stating that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and

(e) a certificate of a duly authorized officer of Purchaser certifying as to the matters set forth in Section 7.01(a).

SECTION 2.07 Allocation of Expenses and Receivables at Closing. At Closing, the portion of the Receivables identified as being retained by IBEX Corp. on Exhibit C shall remain IBEX Corp.’s sole and separate property. The Receivables identified on Exhibit C as being the Purchaser’s will be transferred by IBEX Corp. to Purchaser. Otherwise, with respect to expenses of the Business, all installments of special assessments or other charges on or with respect to the Purchased Assets payable by IBEX Corp. for any period in which the Closing shall occur, including, without limitation, base rent, common area maintenance, royalties, all municipal, utility or authority charges for water, sewer, electric or gas charges, telephone, cable, internet, garbage or waste removal, and cost of fuel, employee payroll expenses, inventory and so forth shall be apportioned as of the Closing and each party shall pay its proportionate share (i.e. IBEX Corp. for expenses occurring prior to Closing and Purchaser for expenses occurring after Closing) promptly upon the receipt of any bill, statement or other charge with respect thereto. If such charges or rates are assessed either based upon time or for a specified period, such charges or rates shall be prorated as of the 12:01 A.M. on the date of the Closing.

SECTION 2.08 Escrow. At the Closing, IBEX Corp. and Purchaser shall enter into an Escrow Agreement with the Escrow Agent, using a final form of document to-be-approved in advance by IBEX Corp., Purchaser, and Escrow Agent prior to Closing (the “Escrow Agreement”). In accordance with the terms of the Escrow Agreement, Purchaser shall deposit with the Escrow Agent at the Closing, the Indemnity Escrow Amount.

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SECTION 2.09 Risk of Loss. Until the Closing, any loss of or damage to the Purchased Assets from fire, flood, casualty, or any other occurrence shall be the sole risk and responsibility of IBEX Corp.. At the Closing, title to the Purchased Assets shall be transferred to Purchaser pursuant to this Agreement, and, after the Closing, except as otherwise provided in this Agreement, Purchaser shall bear all risk of loss associated with the Purchased Assets and shall be solely responsible for procuring adequate insurance to protect the Purchased Assets against any such loss.

Article III

REPRESENTATIONS AND WARRANTIES

OF SELLER AND LARSON

As an inducement to Parent, Acquisition Co., and Purchaser to enter into this Agreement, each of Seller, as applicable, and Larson (jointly and severally) hereby represent and warrant to Parent, Acquisition Co., and Purchaser as follows:

SECTION 3.01 Organization, Authority, and Qualification of Seller. IBEX Corp. is a corporation and IBEX LLC a limited liability company, both duly organized, validly existing, and in good standing under the laws of the State of Utah and each has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, as applicable, to carry out each of their respective obligations under this Agreement and to consummate the transactions contemplated under this Agreement. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not (a) adversely affect the ability of Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements, or (b) adversely affect the ability of IBEX Corp. to conduct the Business. The execution and delivery of this Agreement and the Ancillary Agreements by Seller, as applicable, the performance by Seller of its obligations under this Agreement and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller and its stockholders and members, as applicable. This Agreement has been, and upon their execution the Ancillary Agreements shall have been, duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Each of Seller has no subsidiaries.

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SECTION 3.02 No Conflict. The execution, delivery, and performance of this Agreement and the Ancillary Agreements by Seller, as applicable, do not and will not (a) violate, conflict with, or result in the breach of any provision of the certificate of incorporation or by-laws (or similar organizational documents) of Seller, (b) conflict with or violate in any material respect (or cause an event which could have a Material Adverse Effect as a result thereof) any Law or Governmental Order applicable to Seller, or any of its assets, properties, or businesses, including the Business, or (c) except as set forth in Section 3.02(c) of the Disclosure Schedule, conflict in any material respect with, result in any material breach of, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the Purchased Assets pursuant to, any Contract, permit, franchise or other instrument or arrangement to which Seller or any of its Affiliates is a party or by which any of the Purchased Assets is bound or affected. IBEX Corp. has redacted or coded certain Material Contracts and made them available to Purchaser as part of its due diligence under this Agreement, which Material Contracts have been redacted or coded in an effort for IBEX Corp. to preserve confidentiality agreements or any confidential information contained therein. Seller and Purchaser will undertake commercially reasonable efforts to ensure that any such confidential information (including, customer names and studies) are protected.

SECTION 3.03 Governmental Consents and Approvals. Section 3.03 of the Disclosure Schedule identifies, as related to the Business: (a) each Governmental Authorization that is held by IBEX Corp.; and (b) each Governmental Authorization that is held by any Affiliate of IBEX Corp. that relates to or is used in connection with the Business (in each case, including the name of the Governmental Authorization and its date of issuance and expiration). Except for the Governmental Authorizations identified in Section 3.03 of the Disclosure Schedule, no Governmental Authorization is necessary for, or advisable in connection with, the conduct of the Business. IBEX Corp. has delivered or will deliver to Purchaser (as part of the Disclosure Schedule) accurate and complete copies of all of the Governmental Authorizations identified in Section 3.03 of the Disclosure Schedule, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Section 3.03 of the Disclosure Schedule has been obtained by IBEX Corp. and is valid and in full force and effect in all material respects. All fees and charges with respect to such Governmental Authorizations as of the Effective Date have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any Governmental Authorization set forth in Section 3.03 of the Disclosure Schedule. The execution, delivery, and performance of this Agreement and each Ancillary Agreement by Seller, as applicable, do not and will not require any consent, approval, authorization, or other order of, action by, filing with or notification to, any Governmental Authority, with respect to any Governmental Authorization set forth in Section 3.03 of the Disclosure Schedule or otherwise.

SECTION 3.04 Financial Information; Books and Records.

(a) Section 3.04 of the Disclosure Schedule sets forth true and complete copies of (i) the balance sheet of the Business for each of the two fiscal years ending as of December 31, 2016 and December 31, 2017 and the related statements of income of the Business for the years then ended (collectively referred to herein as the “Historical Financial Statements”), and (ii) the balance sheet of the Business as of January 31, 2018, and the related statements of income of the Business for the one month period then ended (collectively referred to herein as the “Interim Financial Statements” and, together with the Historical Financial Statements, the “Financial Statements”). The Financial Statements (i) were prepared in accordance with the books of account and other financial records of IBEX Corp., (ii) present fairly the financial condition and results of operations of the Business as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of IBEX Corp. (subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of the Business and the results of the operations of the Business as of the dates thereof or for the periods covered thereby. The balance sheet of the Business as of January 31, 2018 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”

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(b) The books of account and other financial records of the Business: (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with GAAP applied on a basis consistent with the past practices of IBEX Corp., (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

SECTION 3.05 Absence of Undisclosed Liabilities; Solvency.

(a) There are no Liabilities of the Business, other than Liabilities (i) reflected or reserved against on the Interim Balance Sheet, (ii) set forth in Section 3.05 of the Disclosure Schedule, or (iii) incurred since the date of the Interim Balance Sheet Date in the ordinary course of business, consistent with past practice, of IBEX Corp. (and in compliance with the terms of this Agreement) and which are not, individually or in the aggregate, material in nature or amount.

(b) As of the Closing Date, after giving effect to the transactions contemplated by this Agreement, IBEX Corp. will not: (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liabilities on its existing debts as they mature); (ii) have unreasonably small capital with which to engage in its business; or (iii) have incurred debts beyond its ability to pay as they become due. The Purchase Price represents consideration not less or greater than the fair market value of the Purchased Assets and has been bargained for through good faith, arm’s length negotiations among the Parties.

SECTION 3.06 Receivables. Section 3.06 of the Disclosure Schedule sets forth a complete and accurate aged list of the Receivables as of the Effective Date showing separately those Receivables that as of such date had been outstanding for (a) 29 days or less, (b) 30 to 59 days, (c) 60 to 89 days, (d) 90 to 119 days, and (e) more than 119 days. Except to the extent, if any, reserved for on the Interim Balance Sheet, all Receivables on the Interim Balance Sheet arose from, and the Receivables existing as of the Closing will have arisen from, the sale of Inventory or services to Persons not affiliated with IBEX Corp. and in the ordinary course of business consistent with past practice and, except as reserved against on the Interim Balance Sheet, constitute or will constitute, as the case may be, only valid, undisputed claims of IBEX Corp. not subject to valid claims of setoff or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. All Receivables reflected on the Interim Balance Sheet or arising from the date thereof until the Closing (subject to the reserve for bad debts, if any, reflected on the Interim Balance Sheet) have been collected or, to the knowledge of IBEX Corp., are or will be collectible, without resort to litigation or extraordinary collection activity, when due and in any event within ninety (90) days after the Effective Date. IBEX Corp. has not modified, discounted, set off, or accelerated the collection of any Receivables. IBEX Corp. has not delayed any of the payment terms or otherwise paid any of its accounts payable (as they relate to the Business) outside the ordinary course of its business consistent with past practice.

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SECTION 3.07 Inventories.

(a) Section 3.07 of the Disclosure Schedule provides an accurate and complete (i) breakdown as of the Effective Date of all Inventories that is or may be used in or that relates to the Business (including whether (y) it has been or should be characterized as “obsolete” in accordance with GAAP, or (z) is held on a consignment basis (identifying the consignee and the location of such inventory)), and (ii) list of the addresses of all warehouses and other facilities in which the Inventories are located.

(b) Subject to amounts reserved therefor on the Interim Balance Sheet, the values at which all Inventories are carried on the Interim Balance Sheet reflect the historical inventory valuation policy of IBEX Corp. of stating such Inventories at the lower of cost (determined on the last-in, first-out method) or market value. IBEX Corp. has good and marketable title to the Inventories free and clear of all Encumbrances. The Inventories do not consist of, in any material amount, items that are obsolete, damaged, or slow-moving or held on consignment. IBEX Corp. is not under any obligation or liability with respect to accepting returns of items of Inventory or merchandise in the possession of their customers other than in the ordinary course of business consistent with past practice. IBEX Corp. has not conducted any clearance or extraordinary sale of the Inventories. IBEX Corp. has not acquired or committed to acquire or manufacture Inventory for sale which is not of a quality and quantity usable in the ordinary course of business within a reasonable period of time and consistent with past practice, nor has IBEX Corp. changed the price of any Inventory except for (a) price reductions to reflect any reduction in the cost thereof to IBEX Corp., (b) reductions and increases responsive to normal competitive conditions and consistent with IBEX Corp.’s past sales practices and (c) increases to reflect any increase in the cost thereof to IBEX Corp.. The Inventories are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the ordinary course of the Business consistent with past practice.

SECTION 3.08 Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions.

Since January 31, 2018, except as set forth in Section 3.08 of the Disclosure Schedule, the Business has been conducted in the ordinary course and consistent with past practice and IBEX Corp. has not, with respect to the Business, suffered a Material Adverse Effect. As amplification and not in limitation of the foregoing, except as set forth in Section 3.08 of the Disclosure Schedule, since January 31, 2018, IBEX Corp. has not:

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(a) permitted or allowed any of the Purchased Assets to be subjected to any Encumbrance, other than Encumbrances that will be released at or prior to the Closing;

(b) except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance related to the Business, or paid or otherwise discharged any Liability related to the Business, other than current liabilities reflected on the balance sheet of the Business as of January 31, 2018 and current liabilities incurred in the ordinary course of business consistent with past practice since January 31, 2018;

(c) written down or written up (or failed to write down or write up in accordance with GAAP consistent with past practice) the value of any Inventories or Receivables or revalued any of the Purchased Assets other than in the ordinary course of business consistent with past practice and in accordance with GAAP;

(d) made any material change in its cash management practices and policies or practices and procedures with respect to collection of Receivables, establishment of reserves for uncollectible Receivables, accrual of Receivables, Inventories control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(e) made any change in any method of accounting or accounting practice or policy used by IBEX Corp., other than such changes required by GAAP and set forth in Section 3.08 of the Disclosure Schedule;

(f) amended, terminated, cancelled, or compromised any material Claims of IBEX Corp. (related to the Business) or waived any other rights of substantial value to IBEX Corp. (related to the Business);

(g) sold, transferred, leased, subleased, licensed, or otherwise disposed of any properties or assets, real, personal, or mixed (including leasehold interests and intangible property) of IBEX Corp. (related to the Business), including to any Affiliate of Seller, other than the sale of Inventories to third-parties in the ordinary course of business consistent with past practice;

(h) acquired any material assets relating to the Business;

(i) adopted any plan of merger, consolidation, reorganization, liquidation, or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(j) made any capital expenditure or commitment for any capital expenditure, in each case relating to the Business, in excess of $50,000 individually or $150,000 in the aggregate;

(k) made, revoked, or changed any Tax election or method of Tax accounting, or settled or compromised any liability with respect to Taxes;

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(l) incurred or guaranteed, directly or indirectly, any Indebtedness relating to the Business (except pursuant to the Loan Agreement);

(m) (i) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension, or other benefits payable by IBEX Corp. to any of its employees to whom offers of employment will be made pursuant to Section 6.01, including any increase or change pursuant to any Plan, or (ii) established or increased or promised to increase any benefits under any Plan, in either case except as required by Law and involving ordinary increases consistent with the past practices of IBEX Corp. or as disclosed to Purchaser in accordance with Disclosure Schedule 3.20;

(n) entered into any agreement, arrangement or transaction relating to the Business with any of its directors, officers, or stockholders (or with any relative, beneficiary, spouse or Affiliate of such Persons);

(o) terminated, discontinued, closed, or disposed of any plant, facility, or other business operation used in connection with the Business, or laid off any employees employed in connection with the Business or implemented any early retirement, separation or program providing early retirement window benefits within the meaning of Section 1.401(a)-4 of the Regulations or announced or planned any such action or program for the future;

(p) allowed any material Governmental Authorization or Environmental Permit relating to the Business to lapse or terminate or failed to renew any material insurance policy, Governmental Authorization or Environmental Permit that is scheduled to terminate or expire within forty-five (45) days of the Closing;

(q) failed to maintain the plant, property and equipment included in the Purchased Assets in good repair and operating condition, ordinary wear and tear excepted, in accordance with past practice;

(r) suffered any casualty loss or damage with respect to any of the Purchased Assets which in the aggregate have a replacement cost of more than $20,000 whether or not such loss or damage shall have been covered by insurance;

(s) entered into or amended, modified, or consented to the termination of any Material Contract or IBEX Corp.’s rights thereunder;

(t) (i) abandoned, sold, assigned, or granted any security interest in or to any item of the Owned Intellectual Property, Licensed Intellectual Property, or Transferred IP Agreements, including failing to perform or cause to be performed all applicable filings, recordings and other acts, and pay or caused to be paid all required fees and taxes, to maintain and protect its interest in such Intellectual Property, (ii) granted to any third-party any license with respect to any Owned Intellectual Property or Licensed Intellectual Property, other than licenses of Transferred Software to the customers of the Business in the ordinary course of its business, (iii) developed, created, or invented any Intellectual Property jointly with any third-party (other than such joint development, creation or invention with a third-party that is in progress prior to Reference Statement Date) or (iv) disclosed, or allow to be disclosed, any confidential Intellectual Property, unless such Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof; or

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(u) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.08 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.08, except as expressly contemplated by this Agreement.

SECTION 3.09 Litigation. Except as set forth in Section 3.09 of the Disclosure Schedule (which, with respect to each Action set forth therein, sets forth the parties, nature of the proceeding, date and method commenced, amount of charges or other relief sought and, if applicable, paid or granted), there are no Actions by or against Seller or any Affiliate thereof and relating to the Business or affecting (or that would reasonably be expected to affect) any of the Purchased Assets or the Business pending before any Governmental Authority (or, to Seller’s Knowledge, threatened to be brought by or before any Governmental Authority); nor, to Seller’s Knowledge, there is any basis for the foregoing. None of the matters set forth in Section 3.09 of the Disclosure Schedule has or has had a Material Adverse Effect or could affect the legality, validity, or enforceability of this Agreement, any Ancillary Agreement, or the consummation of the transactions contemplated hereby or thereby. Neither the Business nor any of the Purchased Assets is subject to any Governmental Order (nor, to Seller’s Knowledge, are there any such Governmental Orders threatened to be imposed by any Governmental Authority).

SECTION 3.10 Compliance with Laws. Except as set forth in Section 3.10 of the Disclosure Schedule, (i) IBEX Corp. has conducted and continues to conduct the Business in accordance with all Laws and Governmental Orders applicable to IBEX Corp. or any of its properties or assets, including the Purchased Assets, or the Business in all material respects, (ii) IBEX Corp. is not in violation of any such Law or Governmental Order, (iii) to Seller’s Knowledge, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result in a violation by IBEX Corp. of, or a failure on the part of IBEX Corp. to comply with, any such Law or Governmental Order, and (iv) neither Seller nor any of its Affiliates has received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Authority or any other Person regarding any actual or alleged violation of, or failure to comply with, any such Law or Governmental Order.

SECTION 3.11 Environmental and Other Permits and Licenses; Related Matters. Except as set forth in Section 3.11 of the Disclosure Schedule:

(a) IBEX Corp. and each of its Affiliates (as it relates to the Business) is, and at all times has been, in compliance in all material respects with all applicable Environmental Laws and all Environmental Permits;

(b) There has been no Release of any Hazardous Material on, at, under or from any of the real property owned, leased, used or occupied by Seller or any of its Affiliates or the Business or, during the period of Seller’s or such Affiliate’s or the Business’s ownership, lease, use or occupancy thereof, on any property formerly owned, leased, used or occupied by Seller or such Affiliate or the Business; and

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(c) There are no Environmental Claims pending or, to Seller’s Knowledge, threatened against Seller or any of its Affiliates (relating to the Business) or against the Business or the Purchased Assets, and, to Seller’s Knowledge, there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim.

SECTION 3.12 Material Contracts.

(a) Section 3.12(a) of the Disclosure Schedule lists each of the following Contracts of IBEX Corp. relating to the Business (such Contracts, together with all Transferred IP Agreements listed or otherwise set forth in Section 3.13(a) of the Disclosure Schedule, and all Contracts relating to Tangible Personal Property listed or otherwise set forth in Section 3.14(b) of the Disclosure Schedule, being referenced herein collectively as, the “Material Contracts”):

i. each Contract, invoice, purchase order, and other arrangement, for the purchase of Inventory, spare parts, other materials, or personal property, with any supplier or for the furnishing of services to IBEX Corp. (related to the Business) or otherwise related to the Business under the terms of which IBEX Corp.: (A) is likely to pay or otherwise give consideration of more than $75,000 in the aggregate during the twelve-month period ended January 31, 2018, (B) is likely to pay or otherwise give consideration of more than $75,000 in the aggregate over the remaining term of such contract, or (C) cannot be cancelled by IBEX Corp. without penalty or further payment and without more than thirty (30) days’ notice;

ii. each Contract, invoice, sales order, and other arrangement, for the sale of Inventory or other personal property, or for the furnishing of services by IBEX Corp. (relating to the Business) which: (A) is likely to involve consideration of more than $75,000 in the aggregate during the twelve-month period ended January 31, 2018, (B) is likely to involve consideration of more than $75,000 in the aggregate over the remaining term of the contract, or (C) cannot be cancelled by IBEX Corp. without penalty or further payment and without more than thirty (30) days’ notice;

iii. all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting, and advertising contracts and agreements to which IBEX Corp. is a party (as they relate to the Business);

iv. all contracts with independent contractors or consultants (or similar arrangements) to which IBEX Corp. is a party and which are not cancelable without penalty or further payment and without more than thirty (30) days’ notice (as they relate to the Business);

v. all Contracts relating to Indebtedness of IBEX Corp. (as they relate to the Business), other than trade receivables;

vi. all Contracts with any Governmental Authority to which IBEX Corp. is a party (as they relate to the Business);

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vii. all Contracts that limit or purport to limit the ability of IBEX Corp. (as it relates to the Business) to compete in any line of business or with any Person or in any geographic area or during any period of time;

viii. all Contracts between or among IBEX Corp. (relating to the Business) and any Affiliate of Seller, including between IBEX LLC and IBEX Corp.;

ix. all Contracts providing for benefits under any Plan;

x. all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person (as they relate to the Business);

xi. all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person (whether by merger, sale of stock, sale of assets or otherwise) (as they relate to the Business);

xii. all joint venture, partnership or similar Contracts (as they relate to the Business);

xiii. all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

xiv. all powers of attorney with respect to the Business or any Purchased Asset;

xv. all collective bargaining agreements or Contracts with any labor organization, union or association (as they relate to the Business); and

xvi. all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 3.12(a).

(b) Each Material Contract: (i) is valid and binding on the parties thereto and is in full force and effect, (ii) subject to Sections 3.02 and 3.16, is freely and fully assignable to Purchaser without penalty or other adverse consequences, and (iii) upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall continue in full force and effect without penalty or other adverse consequence. IBEX Corp. is not in breach of, or default (and has not waived any right) under, any Material Contract, and no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) result in a material violation, material breach or material default by IBEX Corp. of or under any of the provisions of any such Material Contract.

(c) To the Knowledge of IBEX Corp., no other party to any Material Contract is in breach thereof or default thereunder and IBEX Corp. has not received any notice of (actual or alleged) termination, cancellation, breach, or default under any Material Contract.

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(d) IBEX Corp. has made or will make (as part of the Disclosure Schedule) available to Purchaser true and complete copies of all Material Contracts, in redacted or coded form to preserve confidentiality agreements, including all amendments thereto. Neither IBEX Corp. nor any of its Affiliates has any obligation or Liability with respect to any Material Contract that constitutes a Purchased Asset except as specifically set forth in such Material Contract.

(e) There is no contract, agreement, or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of business consistent with past practice, any of the Purchased Assets.

(f) No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to IBEX Corp. or any Affiliate of IBEX Corp. under any Material Contract or any other term or provision of any such Material Contract.

SECTION 3.13 Intellectual Property.

(a) Section 3.13(a) of the Disclosure Schedule sets forth a list true and complete in all material respects of (i) all patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications, material unregistered copyrights and domain names included in the Owned Intellectual Property, (ii) all Transferred IP Agreements, other than agreements for commercially available off-the-shelf computer software licensed pursuant to shrink-wrap or click-wrap licenses that is not material to the Business and (iii) other Owned Intellectual Property material to the Business or operation of the Business.

(b) The operation of the Business as currently conducted and the use of the Owned Intellectual Property and Licensed Intellectual Property in connection therewith do not conflict with, infringe, misappropriate, or otherwise violate the Intellectual Property of any third-party in any material respect, and no Actions or Claims are pending or, to Seller’s Knowledge, threatened against Seller or any of its Affiliates alleging any of the foregoing.

(c) Except as set forth in Section 3.13(a) of the Disclosure Schedule, IBEX Corp. is and, following the Closing, Purchaser will be, the exclusive owner of the entire and unencumbered right, title and interest in and to the Owned Intellectual Property, and IBEX Corp. has and, following the Closing, Purchaser will have, a valid right to use the Owned Intellectual Property and Licensed Intellectual Property in the ordinary course of the Business as currently conducted or as contemplated to be conducted.

(d) Except as set forth in Section 3.13(a) of the Disclosure Schedule, the Owned Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property used in the ordinary day-to-day conduct of the Business, and there are no other items of Intellectual Property that are material to the ordinary day-to-day conduct of the Business. The Owned Intellectual Property and, to Seller’s Knowledge, the Licensed Intellectual Property, are subsisting, valid, and enforceable, and have not been adjudged invalid or unenforceable in whole or part.

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(e) To Seller’s Knowledge, no Person is engaging in any activity that infringes the Owned Intellectual Property or Licensed Intellectual Property. Except as set forth in Section 3.13(e) of the Disclosure Schedule, IBEX Corp. has not granted any license or other right to any third-party with respect to the Owned Intellectual Property or Licensed Intellectual Property. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in the termination or impairment of any of the Owned Intellectual Property.

(f) IBEX Corp. has the right to use all software development tools, library functions, compilers, and other third-party software that are material to the Business or that are required to operate or modify the Transferred Software.

(g) IBEX Corp. has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of the trade secrets and other confidential Intellectual Property used in connection with the Business. To Seller’s Knowledge, (i) there has been no misappropriation of any material trade secrets or other material confidential Intellectual Property used in connection with the Business by any Person; (ii) no employee, independent contractor or agent of IBEX Corp. has misappropriated any trade secrets of any other Person in the course of performance as an employee, independent contractor or agent of the Business; and (iii) no employee, independent contractor, or agent of IBEX Corp. is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

(h) IBEX Corp. has obtained from all individuals who participated in any respect in the invention or authorship of any material Owned Intellectual Property (as employees of IBEX Corp. or any of its Affiliates, as consultants, as employees of consultants or otherwise) effective waivers of any and all ownership rights of such individuals in such Owned Intellectual Property, and effective assignments to IBEX Corp. of all rights and title with respect thereto.

SECTION 3.14 Tangible Personal Property.

(a) Section 3.14(a) of the Disclosure Schedule lists each item or distinct group of machinery, equipment, tools, supplies, furniture, fixtures, personalty, vehicles, rolling stock, and other tangible personal property (the “Tangible Personal Property”) used or held for use in the Business.

(b) Section 3.14(b) of the Disclosure Schedule sets forth a true and complete list of all leases and subleases for Tangible Personal Property and any and all material ancillary documents pertaining thereto (including all amendments, consents and evidence of commencement dates and expiration dates).

(c) All Tangible Personal Property: (i) is (and will as of the Closing Date be) in good condition and repair (ordinary wear and tear excepted); and (ii) is (and will as of the Closing Date be) adequate considering its age (as set forth in Section 3.14(c) of the Disclosure Schedule) and the uses for which it is being or is intended to be used.

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(d) IBEX Corp. has the full right to exercise any renewal options contained in the leases and subleases pertaining to the Tangible Personal Property on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the use of each item of leased Tangible Personal Property for the full term of such renewal options.

SECTION 3.15 Assets.

(a) Except as set forth in Section 3.15(a) of the Disclosure Schedule, IBEX Corp. is the sole beneficial and lawful owner of all the properties and assets (including the Owned Intellectual Property and the Tangible Personal Property) used or intended to be used in the conduct of the Business (as specified in Section 3.15(a)(i) of the Disclosure Schedule) and, with respect to contract rights used or intended to be used in the conduct of the Business (as specified in Section 3.15(a)(ii) of the Disclosure Schedule), is a party to and enjoys the right to the benefits of all contracts, agreements, and other arrangements (including the Licensed Intellectual Property and the Transferred IP Agreements) used or intended to be used by IBEX Corp. in or relating to the conduct of the Business, all of which properties, assets, and rights constitute Purchased Assets except for the Excluded Assets. IBEX Corp. has good and marketable title to (or, in the case of the Purchased Assets identified in Section 3.15(a)(ii) of the Disclosure Schedule, valid and subsisting leasehold interests or other legal rights in) all the Purchased Assets, free and clear of all, and no Subsidiary or other Affiliate of Seller owns or has any rights to, in or under any of the Purchased Assets. IBEX Corp. has not transferred to any other Person any ownership rights or ownership interest in any of the Purchased Assets.

(b) The Purchased Assets constitute all the properties, assets, and rights forming a part of, used, held, or intended to be used in, and all such properties, assets and rights as are necessary in the conduct of, the Business. Except as set forth in Section 3.15(b) of the Disclosure Schedule, none of the Excluded Assets (or the Excluded Liabilities) is material to the Business. All of the Purchased Assets are located in the United States.

(c) Except as set forth in Section 3.15(c) of the Disclosure Schedule, IBEX Corp. has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey, and deliver the Purchased Assets to Purchaser without penalty or other adverse consequences. Following the consummation of the transactions contemplated by this Agreement and the execution of the instruments of transfer contemplated by this Agreement, Purchaser will own, with good, valid and marketable title (or, in the case of the assets identified in Section 3.15(a)(ii) of the Disclosure Schedule, lease, under valid and subsisting leases, or otherwise acquire the interests of IBEX Corp. in the Purchased Assets), free and clear of any Encumbrances, and without incurring any penalty or other adverse consequence, including any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

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SECTION 3.16 Customers. Listed in Section 3.16 of the Disclosure Schedule are the names and addresses of all the customers (customer names redacted/coded) of the Business (each a “Customer”) ranked by revenue for the twelve-month period ended January 31, 2018 and the amount for which each Customer was invoiced during such period. Except as set forth in Section 3.16 of the Disclosure Schedule, (a) to IBEX Corp.’s Knowledge, no party to any of IBEX Corp.’s Contracts with its Customers is in breach or default thereof, and to IBEX Corp.’s Knowledge, no event has occurred that, with or without notice or lapse of time, would constitute a breach or default thereunder, or permit termination, modification or acceleration thereunder, (b) no Customer has, within the one-year period prior to the date of this Agreement, made any adverse change in its relationship with IBEX Corp. and (c) IBEX Corp. has not received any notice or other communication stating, and IBEX Corp. otherwise has no reason to believe that, any Customer has ceased, or will cease, to use the products, equipment, goods or services of the Business, has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time or has made or will make any other adverse change in its relationship with IBEX Corp.. IBEX Corp. discloses to Purchaser that IBEX Corp. has reason to believe that some Customers may elect to terminate their relationship with IBEX Corp. or Purchaser (after Closing) as a result of the change of ownership and transactions contemplated in this Agreement. Purchaser acknowledges that IBEX Corp. is not making any representation or warranty with respect to future business with any Customer.

SECTION 3.17 Suppliers. Listed in Section 3.17 of the Disclosure Schedule are the names and addresses of the top 40 suppliers from which IBEX Corp. (in connection with the Business) ordered raw materials, supplies, merchandise, and other goods for the Business during the twelve-month period ended January 31, 2018 and the amount for which each such supplier invoiced IBEX Corp. during such period. IBEX Corp. has not received any notice and has no any reason to believe that any such supplier will not sell raw materials, supplies, merchandise, and other goods to Purchaser at any time after the Closing on terms and conditions substantially similar to those used in its current sales to the Business, subject only to general and customary price increases. None of the raw materials, supplies, merchandise, or other goods supplied to the Business are such that they are not generally available in the market from more than one source.

SECTION 3.18 Employee Benefit Matters.

(a) Plans and Material Documents. Section 3.18(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which IBEX Corp. is a party, with respect to which IBEX Corp. has any obligation or which are maintained, contributed to or sponsored by IBEX Corp. for the benefit of any current or former employee, officer or director of IBEX Corp. who performs or performed services with the Business, (ii) each employee benefit plan for which IBEX Corp. could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which IBEX Corp. could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements, or understandings between IBEX Corp. or any of its Affiliates and any employee of IBEX Corp., including any contracts, arrangements, or understandings relating to the sale of the Purchased Assets (collectively, the “Plans”). Each Plan is in writing and IBEX Corp. has furnished to Purchaser a complete and accurate copy of each Plan and a complete and accurate copy of each material document prepared in connection with each such Plan, including: (i) with respect to each Plan subject to the trust requirement of section 403(a) of ERISA, a true and complete copy of each trust or other funding arrangement, (ii) with respect to each Plan that is subject to the summary plan description requirement of Section 102 of ERISA, a true and complete copy of the most recent summary plan description and summary of material modifications issued for such Plan, (iii) with respect to each Plan subject to ERISA, a true and complete copy of the most recently filed IRS Form 5500, (iv) for each Plan described in Section 3.18(d), a copy of the most recently received IRS determination letter for each such Plan, and (v) to the extent required by ERISA or the Code, the most recently prepared actuarial report and financial statement in connection with each such Plan. Except for those Plans disclosed on Section 3.18(a) of the Disclosure Schedule, there are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which IBEX Corp. is a party, with respect to which IBEX Corp. has any obligation or which are maintained, contributed to, or sponsored by IBEX Corp. for the benefit of any current or former employee, officer or director of IBEX Corp.. IBEX Corp. does not have any express or implied commitment, whether legally enforceable or not, to (i) create, incur liability with respect to or cause to exist any other employee benefit plan, program, or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

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(b) Absence of Certain Types of Plans. None of the Plans, nor any employee benefit plan subject to Title IV of ERISA that is maintained or contributed to or with respect to which any ERISA Affiliate has an obligation to contribute to, is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which IBEX Corp. or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”), nor does IBEX Corp. or any ERISA Affiliate have any liability with respect to any such Plan or employee benefit plan maintained by an ERISA Affiliate. Except as disclosed on Section 3.18(b) of the Disclosure Schedule, none of the Plans provides for the payment of separation, severance, termination or similar-type benefits to any Person or obligates IBEX Corp. to pay separation, severance, termination or similar-type benefits under any circumstances, including as a result of any transaction contemplated by this Agreement or as a result of a “change in control”, within the meaning of such term under Section 280G of the Code. Except as set forth in Section 3.18(b) of the Disclosure Schedule, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director who performs or performed services with the Business, other than such benefits required to be made available under the continuation of coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or a similar state law. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(c) Compliance with Applicable Law. Each Plan is now and always has been operated in accordance in all material respects with the requirements of all applicable Law, including ERISA and the Code, and all Persons who participate in the operation of such Plans and all Plan “fiduciaries” (within the meaning of Section 3(21) of ERISA) have always acted in accordance in all material respects with the provisions of all applicable Law, including ERISA and the Code. IBEX Corp. is now and always has been in compliance in all material respects with the requirements of the Utah Unemployment Insurance Shared Work Plan and all Laws applicable thereunder. IBEX Corp. has performed in all material respects all obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no Knowledge of any default or violation by any party to, any Plan. No Action is pending or, to IBEX Corp.’s Knowledge, threatened with respect to any Plan (other than claims for benefits in the ordinary course) or the Utah Unemployment Insurance Shared Work Plan, and no fact or event exists that could give rise to any such Action that could result in the imposition of any Liability on Purchaser.

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(d) Qualification of Certain Plans. Except as set forth in Section 3.18(d) of the Disclosure Schedule, each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified, and each trust established in connection with any Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(e) Absence of Certain Liabilities and Events. Except as set forth in Section 3.18(d) of the Disclosure Schedule, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan which could result in the imposition of any Liability on Purchaser. Neither IBEX Corp. nor any of its ERISA Affiliates has incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA, and no fact or event exists that could give rise to any such liability. Neither IBEX Corp. nor any of its ERISA Affiliates has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that could give rise to any such liability. No complete or partial termination has occurred within the five (5) years preceding the Effective Date with respect to any Plan.

(f) Plan Contributions and Funding. Except as set forth in Section 3.18(d) of the Disclosure Schedule, all contributions, premiums, or payments required to be made with respect to any Plan have been made on or before their due dates and all obligations in respect of each Plan have been properly accrued or reflected in the Financial Statements. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority, and no fact or event exists that could give rise to any such challenge or disallowance. As of the Closing, no Plan that is subject to Title IV of ERISA will have an “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA).

SECTION 3.19 Labor Matters.

(a) Neither IBEX Corp. nor any of its Affiliates are or have been a party to any collective bargaining agreement or other labor union contract applicable to persons employed by IBEX Corp. or such Affiliate in connection with the Business, and to IBEX Corp.’s Knowledge, there are no organizational activities seeking recognition of a collective bargaining unit which could affect the Business;

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(b) There are no controversies, strikes, slowdowns, or work stoppages pending or, to IBEX Corp.’s Knowledge, threatened between IBEX Corp. or any of its Affiliates and any of IBEX Corp.’s or such Affiliate’s employees employed in connection with the Business, and neither IBEX Corp. nor such Affiliate has experienced any such controversy, strike, slowdown, or work stoppage within the past three years;

(c) Each of IBEX Corp. and its Affiliates is and has been in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety or health standards, discrimination and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of IBEX Corp. or such Affiliate in connection with the Business and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; and

(d) All employees of IBEX Corp. and its Affiliates perform services in the United States in connection with the Business.

SECTION 3.20 Certain Employees.

(a) Section 3.20 of the Disclosure Schedule lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, “golden parachute” and other like benefits paid or payable (in cash or otherwise) since January 31, 2018, the date of employment and a description of the position and job function of each current salaried employee, officer, director, consultant, or agent of IBEX Corp. or any of its Affiliates who is employed or retained in connection with the Business and whose annual compensation exceeded (or, in 2018, is expected to exceed) $30,000.

(b) All directors, officers, management employees, and technical and professional employees of IBEX Corp. are under written obligation to IBEX Corp. to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to IBEX Corp. all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

SECTION 3.21 Certain Interests. Except as set forth in Section 3.21 of the Disclosure Schedule, no stockholder, officer, or director of Seller or any of its Affiliates and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such stockholder, officer or director:

(a) has any direct or indirect financial interest in any competitor, supplier, or customer of the Business; provided, however, that the ownership of securities representing no more than five percent of the outstanding voting power of any competitor, supplier or customer and that are also listed on any national securities exchange, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer; or

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(b) owns, directly, or indirectly, in whole or in part, or has any other interest in any tangible or intangible property that Seller or any of its Affiliates uses or has used in the conduct of the Business or otherwise.

SECTION 3.22 Taxes.

(a) All income Tax Returns and all other material Tax Returns required to be filed by or with respect to IBEX Corp., the Purchased Assets, or the Business (including any consolidated, combined or unitary Tax Return that includes IBEX Corp.) have been timely filed;

(b) all Taxes (whether or not shown or required to be shown on any Tax Return) owed by or with respect to IBEX Corp., the Purchased Assets, or the Business have been timely paid except for Taxes contested in good faith for which a reserve has been established;

(c) all material Tax Returns (insofar as they relate to IBEX Corp., the Purchased Assets, or the Business) are true, correct and complete in all material respects;

(d) no adjustment relating to such Tax Returns has been proposed formally or informally by any Governmental Authority (insofar as either relates to IBEX Corp., the Purchased Assets, or the Business or could result in liability of IBEX Corp. on the basis of joint and/or several liability) and, to IBEX Corp.’s Knowledge, no basis exists for any such adjustment;

(e) IBEX Corp. currently is not the beneficiary of any extension of time within which to file any Tax Return;

(f) there are no pending or, to IBEX Corp.’s Knowledge, threatened Actions for the assessment or collection of Taxes against IBEX Corp., the Purchased Assets, or the Business or any Person that was included in the filing of a Tax Return with IBEX Corp. on a consolidated, combined or unitary basis nor has IBEX Corp. received any written notice indicating that a Governmental Authority intends to conduct any such Action;

(g) there are no Tax liens on any of the Purchased Assets and no enforceable lien for unpaid sales and withholding taxes has been filed against the Business by any Governmental Authority;

(h) there are no requests for information outstanding that could affect the Taxes relating to the Business;

(i) IBEX Corp. has not received any notice or inquiry from any jurisdiction where IBEX Corp. does not currently file Tax Returns to the effect that such filings may be required with respect to the Business or that the Business may otherwise be subject to taxation by such jurisdiction;

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(j) IBEX Corp. has properly and timely withheld, collected, or deposited all amounts required to be withheld, collected, or deposited in respect of Taxes;

(k) to the Knowledge of IBEX Corp., there are no Tax investigations, inquiries or audits by any Tax authority in progress relating to the Purchased Assets or the Business, nor has IBEX Corp. received any written notice indicating that a Governmental Authority intends to conduct such an audit or investigation;

(l) IBEX Corp. has properly and timely withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third-party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed;

(m) IBEX Corp. has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(n) none of the Assumed Liabilities is an obligation to make a payment that is not deductible under Section 280G of the Code. IBEX Corp. has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code;

(o) Seller is not a party to any Tax allocation or sharing agreement and (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) and (B) has no Liability for the Taxes of any Person under Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise; and

(p) Seller has not made, revoked, or changed any Tax election or method of Tax accounting, or settled or compromised any Liability with respect to Taxes.

SECTION 3.23 Insurance. Section 3.23 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability, and other casualty and property insurance maintained by IBEX Corp. or any of its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets, or the Assumed Liabilities, a list of all pending claims and the claims history for IBEX Corp. since January 1, 2017. Except as set forth on Section 3.23 of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets, or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied, or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) to Seller’s Knowledge, are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of IBEX Corp. or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Purchaser.

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SECTION 3.24 Certain Business Practices. Neither IBEX Corp. nor any of its directors, officers, agents, representatives, or employees (in their capacity as directors, officers, agents, representatives, or employees) has: (a) used any funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity in respect of the Business; (b) directly or indirectly, paid or delivered any fee, commission, or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction; or (c) made any payment to any customer or supplier of IBEX Corp. or any officer, director, partner, employee, or agent of any such customer or officer, director, partner, employee, or agent for the unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee, or agent, in respect of the Business.

SECTION 3.25 Full Disclosure. Neither this Agreement (including any statement or certificate furnished or to be furnished to Purchaser pursuant hereto) nor the Disclosure Schedule contains or will contain any untrue statement of fact; and neither this Agreement (including any such statement or certificate) nor the Disclosure Schedule omits or will omit to state any fact necessary to make any of the representations, warranties, or other statements or information contained therein not misleading.

SECTION 3.26 Brokers. Except as set forth in Section 2.03 in connection with any amounts of the Commission, to the extent applicable, no broker, finder, investment banker, or any other party is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of Seller or any of its Affiliates.

SECTION 3.27 Real Property. IBEX Corp. does not own any real property.

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Article IV

REPRESENTATIONS AND WARRANTIES

OF PURCHASER

As an inducement to Seller to enter into this Agreement, Parent, Acquisition Co., and Purchaser (jointly and severally) hereby represent and warrant to Seller as follows:

SECTION 4.01 Organization and Authority of Purchaser. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations under this Agreement and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance by Purchaser of its obligations under this Agreement and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Purchaser and (if applicable) its stockholders. This Agreement has been, and upon their execution the Ancillary Agreements to which Purchaser is a party shall have been, duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes, and upon their execution the Ancillary Agreements to which Purchaser is a party shall constitute, legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

SECTION 4.02 No Conflict. The execution, delivery, and performance by Purchaser of this Agreement and the Ancillary Agreements to which it is a party do not and will not (a) violate, conflict with, or result in the breach of any provision of the Certificate of Incorporation or By-laws of Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to Purchaser, or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, any Contract, permit, franchise, or other instrument or arrangement to which Purchaser is a party, which would adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or the Ancillary Agreements.

SECTION 4.03 Governmental Consents and Approvals. The execution, delivery, and performance by Purchaser of this Agreement and each Ancillary Agreement to which Purchaser is a party do not and will not require any consent, approval, authorization, or other order of, action by, filing with, or notification to any Governmental Authority.

SECTION 4.04 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of Purchaser.

SECTION 4.05 Sufficient Funds. Purchaser shall have sufficient funds at the Closing to perform its obligations under this Agreement.

SECTION 4.06 Pending or Threatened Litigation. There are no Actions by any Governmental Authority pending (or, to Purchaser’s knowledge, threatened) against Purchaser, which would reasonably be expected to (i) result in the illegality, invalidity, or unenforceability of this Agreement, or (ii) prevent or materially restrain the consummation of the transactions contemplated hereby.

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Article V

ADDITIONAL AGREEMENTS

SECTION 5.01 Conduct of Business Prior to the Closing.

(a) IBEX Corp. covenants and agrees that, except as described in Section 5.01(a) of the Disclosure Schedule or with the prior written consent of Purchaser or as necessary to carry out the Separation, between the Effective Date and the time of the Closing, IBEX Corp. shall (a) conduct the Business in the ordinary course and consistent with IBEX Corp.’s prior practice; and (b) use reasonable best efforts to maintain and preserve intact its current Business organization, operations, and franchise and to preserve the rights, franchises, goodwill, and relationships of its employees, customers, lenders, suppliers, regulators, and others having significant relationships with the Business. Without limiting the generality of the foregoing, between the Effective Date and the time of the Closing, IBEX Corp. shall: (i) preserve and maintain all Governmental Authorizations required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets; (ii) pay the debts, Taxes, and other obligations of the Business when due except for such items that are being contested in good faith and for which a reserve has been established; (iii) continue to collect Receivables in a manner consistent with past practice; (iv) maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear; (v) continue in full force and effect in all material respects all existing policies and binders of insurance currently maintained in respect of the Business; (vi) defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation; (vii) perform all of its obligations under all Contracts; (vii) maintain the books and records of the Business in accordance with past practice; (ix) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and (x) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of Seller to be untrue or result in a breach of any covenant made by Seller in this Agreement.

(b) Except as described in Section 5.01(b) of the Disclosure Schedule, IBEX Corp. covenants and agrees that, between the Effective Date and the time of the Closing, without the prior written consent of Purchaser, IBEX Corp. (i) will not do any of the things enumerated in the second sentence of Section 3.08 (including clauses (a) through (u) thereof); (ii) will not issue any purchase orders or otherwise agree to make any purchases, in each case relating to the Business, involving an exchange in value in excess of $10,000 individually or $25,000 in the aggregate on a weekly basis; and (iii) will not make any material changes in the customary methods of operations of the Business, including practices and policies relating to manufacturing, purchasing, inventory, marketing, selling, or pricing.

(c) Notwithstanding the other provisions of this Section 5.01, if the consent of Purchaser is required under Section 5.01(a) or (b) and such consent is not given by Purchaser within three (3) Business Days following receipt by Purchaser of written notice from IBEX Corp. requesting such consent (which notice shall be given via email to each of the following addresses: cameronhoyler@polartityte.com, hkesner@srfkllp.com, and brosander@parsonsbehle.com, shall set forth in reasonable detail the nature of action for which consent is requested and shall attach in “PDF” format any relevant materials), then such IBEX Corp.’s request shall be deemed to have been consented to by Purchaser.

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SECTION 5.02 Access to Information.

(a) From the Effective Date until the Closing, upon reasonable notice, Seller shall cause its officers, directors, employees, agents, representatives, accountants, and counsel to: (i) afford the officers, employees, agents, accountants, counsel, financing sources, and representatives of Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of IBEX Corp. relating to the Business and to those officers, directors, employees, agents, accountants, and counsel of IBEX Corp. who have any knowledge relating to the Business, and (ii) furnish to the officers, employees, agents, accountants, counsel, financing sources, and representatives of Purchaser such additional financial and operating data and other information regarding the assets, properties, liabilities, and goodwill of the Business (or legible copies thereof) as Purchaser may from time-to-time reasonably request.

(b) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, for a period of seven (7) years after the Closing, Purchaser shall (i) retain the books and records relating to the Business relating to periods prior to the Closing in a manner reasonably consistent with the prior practice of Seller, and (ii) upon reasonable notice, afford the officers, employees, agents, and representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records.

(c) In order to facilitate the resolution of any claims made by or against or incurred by Purchaser after the Closing or for any other reasonable purpose, for a period of seven (7) years following the Closing, Seller shall (i) retain the books and records of Seller which relate to the Business and its operations for periods prior to the Closing and which shall not otherwise have been delivered to Purchaser, and (ii) upon reasonable notice, afford the officers, employees, agents, and representatives of Purchaser reasonable access (including the right to make photocopies, at Purchaser’s expense), during normal business hours, to such books and records.

SECTION 5.03 Confidentiality.

(a) Seller agrees to, and shall cause its agents, representatives, Affiliates, employees, officers, and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Business, (ii) in the event that Seller or any such agent, representative, Affiliate, employee, officer, or director becomes legally compelled to disclose any such information, provide Purchaser with prompt written notice of such requirement so that Purchaser may seek a protective order or other remedy or waive compliance with this Section 5.03, (iii) in the event that such protective order or other remedy is not obtained, or Purchaser waives compliance with this Section 5.03, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, and (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of Seller or any of its agents, representatives, Affiliates, employees, officers, and directors and, except as otherwise required by Section 5.03(c), destroy any and all additional copies then in the possession of Seller or any of its agents, representatives, Affiliates, employees, officers, and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by Seller, its agents, representatives, Affiliates, employees, officers, or directors; and provided, further, that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, with respect to Intellectual Property, any combination of features or elements shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain.

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(b) Notwithstanding anything in this Agreement to the contrary, each Party (and its representatives, agents, and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated hereby, and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of such transactions and all materials (including opinions and other tax analyses) that are provided relating to such treatment or structure.

(c) Purchaser, Parent, and Acquisition Co. acknowledge and agree that Customers and prospective customers of the Business demand confidentiality of their names, identity, and the studies which are conducted for them by the Business and that as part of the Disclosure Schedule, disclosure of Contracts, prospective client lists, and other materials or information contemplated in this Agreement to be provided by IBEX Corp., IBEX Corp. has redacted or coded certain information in an effort to preserve confidentiality agreements or any confidential information contained therein. As part of the Parties efforts to undertake commercially reasonable efforts to ensure that any confidential information contemplated or referenced in this Agreement is protected and as part of Purchaser’s efforts to perform due diligence on the Business prior to the Closing Date, the Parties agree to work together cooperatively and exercise commercially reasonable efforts to implement adequate safeguards, procedures, and security measures whereby the discloser of certain information deemed necessary or important to Purchaser for verification and due diligence purposes can be disclosed to and verified by Purchaser (which information may need to include at times, upon request from Purchaser, client names, identities, and economic details about ongoing or prospective studies), which safeguards, procedures, and security measures may include providing such access and disclosure of confidential information to only those designated attorneys and/or authorized compliance specialists of Purchaser who have agreed to ensure strict confidentiality of such disclosed information and to strictly abide by any mutually approved safeguards, procedures, and security measures. The Parties agree and acknowledge that any confidential information disclosed by IBEX Corp. to Purchaser under this Section 5.03(c) will be used only in connection with Purchaser’s assessment of and due diligence on the Business and the Contracts, Purchaser’s pursuit of prospective clients and verification of any obligations to pay the Commission, and any other reasons that the Parties may mutually agree in advance are properly within the scope of due diligence and verification needed by Purchaser. Confidential information may only be disclosed to Purchaser’s designated attorneys and/or authorized compliance specialists who need to review the confidential information and only after such designated attorneys and/or authorized compliance specialists have been informed of the terms and conditions of this Agreement and the confidential nature of the confidential information and those mutually approved safeguards, procedures, and security measures and such designated attorneys and/or authorized compliance specialists have been instructed to strictly comply with the provisions of this Agreement. Purchaser shall be fully responsible for any wrongful disclosure made by any of its designated attorneys and/or authorized compliance specialists and the Parties agree that any party harmed by such wrongful disclosure shall be entitled to seek injunctive relief from a court of competent jurisdiction (whether by temporary or permanent injunction or otherwise) in addition to any other remedy contemplated in this Agreement.

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(d) Purchaser, Parent, and Acquisition Co. agree to abide by the terms of any and all confidentiality and non-disclosure agreement provisions under any of the Contracts, and Parent agrees to cause Purchaser and Acquisition Co. to perform such obligations, except as any disclosure might be required under applicable law, rules or regulations, including, without limitation, in connection with any audited financial statements, provided, further, that Parent agrees to cause Purchaser and Acquisition Co. to maintain the confidentiality or any and all materials and molecules, research results and reports prepared for or provided to customers of the Business. Purchaser, Parent, Acquisition Co., and Seller shall take such commercially reasonable means as are necessary to abide by and adhere to confidentiality and non-disclosure agreement provisions under any of the Contracts after Closing.

SECTION 5.04 Regulatory and Other Authorizations; Notices and Consents.

(a) Seller shall use its best efforts to obtain all authorizations, consents, orders, and approvals of all Governmental Authorities and officials that are set forth in Exhibit F or that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with Purchaser in promptly seeking to obtain all such authorizations, consents, orders, and approvals (including by giving Purchaser a reasonable opportunity to review and comment on any request by Seller for any such authorization, consent, order, or approval).

(b) Seller shall give promptly such notices to third-parties and use its best efforts to obtain the third-party consents and approvals set forth in Exhibit F and such other third-party consents and approvals as Purchaser may in its sole discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement, and shall give Purchaser a reasonable opportunity to review and comment on any request by Seller for any such notice, consent, or approval. Seller cannot guaranty that all consents and approvals will be obtained, but will use its best efforts to obtain such consents.

(c) Purchaser shall reasonably cooperate with Seller in giving such notices and obtaining such consents and approvals; provided, however, that Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent, or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which Purchaser in its sole discretion may deem adverse to the interests of Purchaser or the Business.

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(d) Without limitation to Purchaser’s rights under Section 7.02, Seller and Purchaser agree that, in the event that any consent, approval, or authorization necessary or desirable to preserve for the Business any right or benefit under any Contract to which Seller is a party is not obtained prior to the Closing, Seller will, subsequent to the Closing, cooperate with Purchaser in attempting to obtain such consent, approval, or authorization as promptly thereafter as practicable. If such consent, approval, or authorization cannot be obtained, Seller, at its expense, shall use its best efforts to provide Purchaser with the rights and benefits of the affected Contract for the term of such Contract, and, if Seller provides such rights and benefits, Purchaser, as the case may be, shall assume the obligations and burdens thereunder (but not in excess of the obligations and burdens that Purchaser would have incurred (without modification to the terms of the relevant Contract) if the consent, approval, or authorization had been obtained).

SECTION 5.05 Notice of Developments. Prior to the Closing, Seller shall promptly notify Purchaser in writing of: (a) any fact, circumstance, event, or action the existence, occurrence or taking of which (i) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) has resulted or could result in any breach of a representation or warranty or covenant of Seller in this Agreement or has had or could have the effect of making any representation or warranty of Seller in this Agreement untrue or incorrect in any respect (including if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, circumstance, fact or condition or such event, circumstance, fact or condition had occurred, arisen or existed on or prior to the date of this Agreement), or (iii) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Article VII to be satisfied; (b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) any Actions commenced or, to Seller’s Knowledge, threatened against, relating to, or involving or otherwise affecting the Business, the Purchased Assets, or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.09 or that relates to the consummation of the transactions contemplated by this Agreement; and (e) any other material developments affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, or prospects of the Business. Purchaser’s receipt of information pursuant to this Section 5.05 shall not operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Seller in this Agreement (including for purposes of Articles VIII and IX) or the determination whether any of the conditions set forth in Article VII has been satisfied, and shall not be deemed to amend or supplement the Disclosure Schedule.

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SECTION 5.06 No Solicitation or Negotiation. Seller agrees that between the date of this Agreement and the earlier of (a) the Closing, and (b) the termination of this Agreement, neither Seller nor any of its Affiliates, officers, directors, representatives, or agents will (i) solicit, initiate, consider, encourage, or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the capital stock of Seller or any Purchased Assets (other than Inventory to be sold in the ordinary course of business consistent with past practice), or (B) to enter into any merger, consolidation, business combination, recapitalization, reorganization, or other extraordinary business transaction involving or otherwise relating to Seller, or (ii) participate in any discussions, conversations, negotiations, and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations, and other communications with any Persons conducted heretofore with respect to any of the foregoing. Seller shall notify Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. Seller agrees not to, without the prior written consent of Purchaser, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which Seller is a party.

SECTION 5.07 Use of Intellectual Property. From and after the Closing, neither Seller nor any of its Affiliates shall use any of the Owned Intellectual Property or any of the Licensed Intellectual Property.

SECTION 5.08 Non-Competition.

(a) For a period of the later of three (3) years following the Closing or the second anniversary of the termination of the Term or employment of Larson as set forth in the Employment Agreement (the “Restricted Period”), Seller (including, without limitation, Larson and Leslie Larson), which obligations are a material portion of the consideration for the acquisition by Purchaser of the Business) shall not and shall cause its Affiliates not to engage, directly or indirectly, in any business anywhere in the United States that is engaged in research, development, techniques and technology in any manner involving or related to regeneration of functionally polarized tissue by use of Leucine-rich repeat-containing G-protein coupled Receptor (LGR) expressing cells as well as activities that involve the making, use or licensing thereof, without the prior written consent of the Parent; provided, however, that, for the purposes of this Section 5.08, ownership of securities having no more than five (5%) percent of the outstanding voting power of any competitor which are listed on any national securities exchange shall not be deemed to be in violation of this Section 5.08 as long as the Person owning such securities has no other connection or relationship with such competitor.

(b) As a separate and independent covenant, during the Restricted Period, Seller agrees with Purchaser that, Seller shall not, shall cause its Affiliates not to in any way, directly or indirectly, call upon, solicit, advise or otherwise do, or attempt to do, business with any customers of the Business with whom the Business or Seller had any dealings during the period of time in which the Business was owned by Seller or take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Business or interfere with or attempt to interfere with any officers, employees, representatives or agents of the Business or induce or attempt to induce any of them to leave the employ of Purchaser or violate the terms of their contracts, or any employment arrangements, with Purchaser; provided, however, that the foregoing will not prohibit a general solicitation to the public of general advertising.

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(c) The Restricted Period shall be extended by the length of any period during which Seller is in breach of the terms of this Section 5.08.

(d) Seller acknowledges that the covenants of Seller set forth in this Section 5.08 are an essential element of this Agreement and that, but for the agreement of Seller to comply with these covenants, Purchaser would not have entered into this Agreement.

(e) Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 5.08 are reasonable and proper and necessary to protect the legitimate interests of Purchaser. In the event that any covenant contained in this Section 5.08 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 5.08 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

SECTION 5.09 Bulk Transfer Laws. Purchaser hereby waives compliance by Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets to Purchaser (other than any obligations with respect to the application of the proceeds therefrom). Pursuant to Article VIII, Seller has agreed to indemnify Purchaser against any and all liabilities (including any liabilities for Taxes of Seller as a transferee or otherwise) which may be asserted by third-parties against Purchaser as a result of Seller’s noncompliance with any such law provided, however, Seller covenants and agrees that all liabilities arising from activities of Seller on and prior to the Closing Date shall by paid by Seller in the ordinary course.

SECTION 5.10 Intercompany Arrangements. Prior to the Closing, Seller shall cause any contract or arrangement that Seller is a party to as disclosed (or should have been disclosed) in Section 3.12(a)(viii) of the Disclosure Schedule, to be terminated.

SECTION 5.11 Separation; Shared Services. After the Closing, Seller shall (and shall cause its Affiliates to) take all such actions regarding the separation of the Purchased Assets from the Excluded Assets, that are necessary and advisable such that Purchaser can operate the Business separately from and independently of Seller’s and its Affiliates’ other businesses (all such actions being referred to herein collectively as, the “Separation”), all subject to Purchaser’s reasonable satisfaction and in accordance with and substantially within the time periods set forth in a Separation Plan, using a final form of document to-be-approved in advance by the Parties prior to Closing. All Separation-related expenses shall be paid by Seller.

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SECTION 5.12 Tax Cooperation and Exchange of Information. Upon the terms set forth in Section 5.02 of this Agreement, Seller and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to purchase any part of the Purchased Assets or the Business from Purchaser. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents in their possession relating to rulings or other determinations by Tax authorities. Seller and Purchaser shall make themselves (and their respective employees and their designated professionals) available on a basis mutually convenient to both parties to provide explanations of any documents or information provided under this Section 5.12. Each of Seller and Purchaser shall retain all Tax Returns, schedules and work papers, records and other documents in its possession (or in the possession of its Affiliates) relating to Tax matters relevant to the Purchased Assets or the Business for each taxable period first ending after the Closing and for all prior taxable periods until the later of (a) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (b) six (6) years following the due date (without extension) for such Tax Returns. After such time, before Seller or Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given the opportunity, after ninety (90) days’ prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense). Any information obtained under this Section 5.12 shall be kept confidential in accordance with Section 5.03, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

SECTION 5.13 Conveyance Taxes. Seller shall be liable for and shall hold Purchaser harmless against any Conveyance Taxes which become payable in connection with the transactions contemplated by this Agreement. Seller, after the review and consent by Purchaser, shall file such applications and documents as shall permit any such Conveyance Tax to be assessed and paid on or prior to the Closing in accordance with any available pre-sale filing procedure. Purchaser shall execute and deliver all instruments and certificates necessary to enable Seller to comply with the foregoing. Purchaser shall complete and execute a resale or other exemption certificate with respect to the inventory items sold hereunder, and shall provide Seller with an executed copy thereof.

SECTION 5.14 Collection of Receivables. IBEX Corp. and Purchaser, shall diligently pursue the collection of the Receivables described in on Exhibit C, and shall pay to IBEX Corp. or Purchaser as the case may be promptly after collection any amounts so collected after the date hereof. In the event that IBEX Corp. receives payment of a Receivable that is owed to Purchaser according to Exhibit C, IBEX Corp. shall remit said payment along with information necessary to identify who the payment is from to Purchaser with five (5) business days of receipt. In the event that Purchaser receives payment of a Receivable that is owed to IBEX Corp. according to Exhibit C, Purchaser shall remit said payment along with information necessary to identify who the payment is from to IBEX Corp. with five (5) business days of receipt.

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SECTION 5.15 Further Action.

(a) Each of the Parties shall (and, as applicable, shall cause its Affiliates to) use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Ancillary Agreements to which it is a party and consummate and make effective the transactions contemplated hereby and thereby.

(b) After the Closing, if IBEX Corp. or any of its Affiliates receives any payment, refund or other amount that is a Purchased Asset or is otherwise properly due and owing to Purchaser, IBEX Corp. shall promptly remit or shall cause to be remitted, such amount to Purchaser. After the Closing, if Purchaser or any of its Affiliates receives any payment, refund, or other amount that is properly due and owing to IBEX Corp., Purchaser shall promptly remit or shall cause to be remitted, such amount to IBEX Corp..

(c) Seller hereby irrevocably nominates, constitutes, and appoints Purchaser as the true and lawful attorney-in-fact of Seller (with full power of substitution) effective as of the Closing, and hereby authorizes Purchaser, in the name of and on behalf of Seller, to execute, deliver, acknowledge, certify, file, and record any document, to institute and prosecute any Action, and to take any other action (on or at any time after the Closing) that Purchaser may deem appropriate for the purpose of: (i) collecting, asserting, enforcing, or perfecting any Claim, right or interest of any kind that is included in or relates to any of the Purchased Assets; or (ii) defending or compromising any Claim or Action relating to any of the Purchased Assets. The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of Seller.

SECTION 5.16 Proration of Taxes and Certain Charges.

(a) Except as provided in Section 5.13, all real property Taxes, personal property Taxes, or similar ad valorem obligations levied with respect to the Purchased Assets for any taxable period that includes the day before the date of the Closing and ends after the date of the Closing, whether imposed or assessed before or after the date of the Closing, shall be prorated between Seller and Purchaser as of 12:01 A.M. (Mountain) on the date of the Closing. If any Taxes subject to proration are paid by Purchaser, on the one hand, or Seller, on the other hand, the proportionate amount of such Taxes paid (or in the event a refund of any portion of such Taxes previously paid is received, such refund) shall be paid promptly by (or to) the other after the payment of such Taxes (or promptly following the receipt of any such refund).

(b) Except as otherwise provided in this Agreement, all installments of special assessments or other charges on or with respect to the Purchased Assets payable by Seller for any period in which the Closing shall occur, including, without limitation, base rent, common area maintenance, royalties, all municipal, utility or authority charges for water, sewer, electric or gas charges, garbage or waste removal, and cost of fuel, shall be apportioned as of the Closing and each Party shall pay its proportionate share promptly upon the receipt of any bill, statement, or other charge with respect thereto. If such charges or rates are assessed either based upon time or for a specified period, such charges or rates shall be prorated as of the 12:01 A.M. (Mountain) on the date of the Closing. If such charges or rates are assessed based upon usage of utility or similar services, such charges shall be prorated based upon meter readings taken on the date of the Closing.

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(c) All refunds, reimbursements, installments of base rent, additional rent, license fees or other use related revenue receivable by any Party to the extent attributable to the operation of the Business for any period in which the Closing shall occur shall be prorated so that Seller shall be entitled to that portion of any such installment applicable to any period prior to Closing and Purchaser shall be entitled to that portion applicable to any period after Closing, and if Purchaser or Seller, as the case may be, shall receive any such payments after the date of the Closing, they shall promptly remit to such other parties their share of such payments.

(d) The prorations pursuant to this Section 5.16 may be calculated after the Closing, as each item to be prorated (including, without limitation, any such Tax, obligation, assessment, charge, refund, reimbursement, rent installment, fee or revenue) accrues or comes due; provided that, in any event, any such proration shall be calculated not later than thirty (30) days after the party requesting proration of any item obtains the information required to calculate such proration.

Article VI

EMPLOYEE MATTERS

SECTION 6.01 Offer of Employment.

(a) Transferred Employees. Purchaser shall offer employment, effective as of the Closing Date, to each of the then current employees of IBEX Corp. listed on Exhibit G, on an at will basis. As used in this Agreement, “Transferred Employee” shall mean each employee who accepts such offer. Purchaser shall have no liability or responsibility for, and IBEX Corp. shall be solely responsible for (a) any and all severance pay and any other payments to Transferred Employees triggered as a result of the termination of employment with IBEX Corp. on the Closing Date, and (b) any and all Liabilities related to any Plan or any employee of IBEX Corp. with respect to his or her employment with IBEX Corp. or the termination of such employment. However, Purchaser agrees that Purchaser will honor and be liable for all accrued paid time off of said Transferred Employees that accrued during the term of the Transferred Employees employment with IBEX Corp..

(b) Dr. Larson Employment Agreement. IBEX Corp. hereby expressly acknowledges that the employment of Larson pursuant to the terms of the Employment Agreement is a material inducement to Purchaser to enter into this Agreement. IBEX Corp. and Larson expressly acknowledge that a breach of the Employment Agreement shall be a breach of this Agreement, including, without limitation, the following provisions of the Employment Agreement: (1) Section 12. Confidential Information, and (2) Section 13. Non-Competition and Non-Solicitation. Furthermore, any termination of the Employment Agreement for cause as set forth in Section 11 (c) of the Employment Agreement shall be a breach of his Agreement.

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(c) CIA Agreement. Without limiting the rights of Purchaser set forth in this Agreement, any offer of employment made by Purchaser to a Transferred Employee or Larson shall be contingent upon such Transferred Employee and Larson executing a CIA Agreement. Purchaser, in its sole and absolute discretion, may waive this requirement for any Transferred Employee. IBEX Corp. and Larson expressly acknowledges that the execution of a CIA Agreement by Larson is a material inducement to Purchaser to enter into this Agreement. Furthermore, IBEX Corp. and Larson expressly acknowledge that a breach of the CIA Agreement as executed by Larson shall be a breach of this Agreement.

SECTION 6.02 Certain Other Employee-Related Costs and Obligations.

(a) Employee Amounts. Five (5) Business Days prior to the Closing Date, IBEX Corp. shall provide Purchaser with a complete and accurate statement of any amounts expected to be payable by Purchaser following the Closing that relate to any service by any Transferred Employee with IBEX Corp. or any of its Affiliates through the Closing, including any salary or wages, any accrued vacation, sick or personal days. Purchaser will honor all accrued vacation, sick or personal days of Transferred Employees without reduction of the Purchase Price.

(b) Medical and Dental Coverage. Effective as of the Closing Date, IBEX Corp. shall assist Purchaser in securing a plan that provides medical, dental, and vision care solely for Transferred Employees and their respective qualified dependents and beneficiaries (the “Transferring Medical Plan”) to be established in the name of Purchaser and (to the extent required to establish the Transferring Medical Plan) shall transfer and assign to Purchaser all of IBEX Corp.’s rights and obligations under the Transferring Medical Plan; subject to the other provisions of this Section 6.02(b), Purchaser shall accept and assume such rights and obligations. Notwithstanding the foregoing, (a) IBEX Corp. shall remain solely responsible (i) with respect to claims and related liabilities made or incurred, as applicable, on or prior to the Closing Date with respect to each Transferred Employee and such employee’s qualified dependents and beneficiaries under any plan of IBEX Corp. providing for medical, dental and vision care, including the Transferring Medical Plan, and (ii) with respect to any claim or liability arising out of any violation of Law by IBEX Corp. with respect to the Transferring Medical Plan or any failure of IBEX Corp. to comply with any terms or conditions of the Transferring Medical Plan, and (b) Purchaser shall be responsible under the Transferring Medical Plan solely for claims and related liabilities made or incurred, as applicable, after the Closing Date with respect to each Transferred Employee and such employee’s qualified dependents and beneficiaries. For purposes of this Section 6.02(b), a claim and related liability shall be deemed to be made or incurred, as applicable, upon the occurrence of an injury or the diagnosis of an illness or the provision of medical, dental, and/or vision services to a Transferred Employee or such employee’s qualified dependents or beneficiaries (whichever is earlier).

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(c) Retiree Medical Coverage. Notwithstanding any provision of this Article VI or any other provision of this Agreement to the contrary, IBEX Corp. and its Affiliates shall retain all Liability and be solely responsible for, and neither Purchaser nor any of its Affiliates shall have any Liability or be responsible for, any Plan or any commitments, payment obligations or other obligations under any Plan, including any Liabilities under any Plan that provides for post-employment health or life insurance benefits. In addition, IBEX Corp. hereby agrees that for so long as IBEX Corp. maintains a Plan that provides for post-employment health and life insurance benefits to employees of IBEX Corp. or any of its Affiliates and former employees of IBEX Corp. or any of its Affiliates, IBEX Corp. shall (and shall cause its Affiliates to) continue to maintain any such Plan for the benefit of (i) any former employee of IBEX Corp. or any of its Affiliates (or such employee’s beneficiaries) receiving benefits under any such Plan immediately prior to the Closing Date, (ii) any employee of IBEX Corp. or any of its Affiliates who is eligible to receive benefits under any such Plan immediately prior to the Closing Date, and (iii) any employee of IBEX Corp. or any of its Affiliates who, if he or she were to continue to perform services for IBEX Corp. or such Affiliate for a period of five (5) years following the Closing Date (in his or her respective position with IBEX Corp. or such Affiliate immediately prior to the Closing Date), would be eligible to receive benefits under such Plan under the terms of such Plan in effect immediately prior to the Closing Date. Nothing in this Article VI is intended to amend any Plan or otherwise interfere with IBEX Corp.’s right, as applicable, from and after the Closing to amend or terminate any Plan.

(d) Unemployment Insurance Shared Work Plan. IBEX Corp. and its Affiliates shall retain all Liability and be solely responsible for, and neither Purchaser nor any of its Affiliates shall have any Liability or be responsible for, any Liabilities arising under the Utah Unemployment Insurance Shared Work Plan or any Laws thereunder to the extent they apply, or on at any time prior to the Effective Date or the Closing Date they applied, to IBEX Corp. or any of its Affiliates or to the Business (or otherwise as a result, in whole or in part, of any actions or omissions of IBEX Corp. or any of its Affiliates prior to or on the Closing Date).

SECTION 6.03 WARN Obligations. IBEX Corp. shall indemnify and hold Purchaser and its Affiliates harmless from, and none of Purchaser and its Affiliates shall have any responsibility with respect to, any Liabilities arising under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state and local rules, statutes, and ordinances (collectively, “WARN”) as a result, in whole or in part, of any actions or omissions of IBEX Corp. or any of its Affiliates on or prior to the Closing Date.

SECTION 6.04 Employment Third-Party Beneficiaries. Nothing contained in this Agreement, including this Article VI, shall (a) give any Person who is not a party to this Agreement any right to enforce the provisions of this Agreement, including this Article VI, (b) be construed as an amendment of any employee benefit plan, (c) alter or limit Purchaser’s ability to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by Purchaser, or (d) confer upon any current or former employee (other than Larson) any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment. Notwithstanding any contrary provision of this Agreement, the Transferred Employees shall be not eligible for and shall not be provided duplicate benefits under the Plans and the benefit plans maintained by Purchaser or any of its Affiliates.

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Article VII

CONDITIONS TO CLOSING

SECTION 7.01 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties, and Covenants. The representations and warranties of Purchaser contained in this Agreement and in any statement or certificate furnished to Seller pursuant to this Agreement shall be true and correct in all material respects on and as of the Effective Date and on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties are made as of a specific date, in which case, the accuracy of such representations and warranties shall be determined as of that specific date; and the covenants and agreements contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects;

(b) No Prohibition. No temporary restraining order, preliminary or permanent injunction, or other Governmental Order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to such transactions that makes consummation of such transactions illegal;

(c) No Proceeding or Litigation. No Action shall have been commenced by any Governmental Authority against Seller or Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement, which is reasonably likely to restrain, prevent, or render unlawful the consummation of such transactions or to result in a Material Adverse Effect; and

(d) Closing Deliveries. Purchaser shall have made the deliveries described in Section 2.06.

SECTION 7.02 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties, and Covenants. The representations and warranties of Seller, as applicable, contained in this Agreement and in any statement or certificate furnished to Purchaser pursuant to this Agreement (i) that are not qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all material respects, and (ii) that are qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects, in each case, on and as of the Effective Date and on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties are made as of a specific date, in which case, the accuracy of such representations and warranties shall be determined as of that specific date; and the covenants and agreements contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects (but without regard to any “materiality” qualifiers contained therein);

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(b) Due Diligence. As of the Closing Date, Purchaser has verified and satisfied itself as to the truth, accuracy, and completeness of the Disclosure Schedule, the Exhibits, and any other matters disclosed or provided by Seller under this Agreement and that as to such matters no Material Adverse Effect has occurred. Seller agrees and acknowledges that the Disclosure Schedule, the Exhibits, and any other matters disclosed or provided by Seller under this Agreement are subject to the ongoing review, verification, and approval of Purchaser up to the Closing Date.

(c) No Prohibition. No temporary restraining order, preliminary or permanent injunction, or other Governmental Order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to such transactions that makes consummation of such transactions illegal;

(d) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against either Seller or Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of Purchaser, is likely to restrain, prevent, or render unlawful the consummation of such transactions or to result in a Material Adverse Effect; and there shall not be pending or threatened any Action in which a Person (other than a Governmental Authority) is or is threatened to become a party in which there is a reasonable possibility of an outcome that would result in any damages or other relief that may be material to Purchaser;

(e) Consents and Approvals. Purchaser and Seller shall have received, each in form and substance reasonably satisfactory to Purchaser, all Governmental Authorizations and Environmental Permits and all third-party consents and approvals set forth on Exhibit F.

(f) Employees. None of the individuals identified in Exhibit G shall have ceased to be employed by, or (except as provided in the remainder of this sentence) expressed an intention to terminate their employment with, IBEX Corp.;

(g) No Material Adverse Effect. Since January 31, 2018, no event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Material Adverse Effect, except the acquisition of the Purchased Assets by Purchaser;

(h) Encumbrances. All Encumbrances relating to the Purchased Assets shall have been released in full (and all filings with respect thereto terminated or amended to reflect and give full effect to such release), and Seller shall have delivered to Purchaser written evidence, in form satisfactory to Purchaser, of the release of such Encumbrances (including the Lender Consent); and

(i) Closing Deliveries. Seller shall have made the deliveries described in Section 2.05.

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Article VIII

INDEMNIFICATION

SECTION 8.01 Survival of Representations and Warranties.

(a) The representations and warranties of Seller contained in the Acquisition Documents shall survive the Closing until the eighteenth (18th) month anniversary of the Closing; provided, however, that (i) the representations and warranties made pursuant to Sections 3.01, 3.15 and 3.26 shall survive indefinitely, (ii) the representations and warranties dealing with Tax matters shall survive until ninety (90) days after the expiration of the relevant statute of limitations for Taxes described in Section 3.22 of this Agreement, and (iii) the representations and warranties made pursuant to Sections 3.05(b), 3.06, 3.11 and 3.18 shall survive until ninety (90) days after the expiration of the applicable statute of limitations (the representations and warranties referred to in Section 8.01(a)(i), (ii) and (iii) being referred to herein as, the “Specified Representations”). Neither the period of survival nor the liability of Seller with respect to Seller’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of Purchaser or by reason of any knowledge of Purchaser or any of its Affiliates or representatives with respect thereto or of any waiver by Purchaser of any condition hereunder. If written notice of a claim has been given by Purchaser to Seller prior to the expiration of the representations and warranties’ applicable survival period, then, notwithstanding anything to the contrary contained in this Section 8.01(a), the relevant representations and warranties shall survive as to such claim (including any indemnification claim asserted by any Purchaser Indemnified Party under Section 8.02), until such claim has been finally resolved.

(b) The representations and warranties of Purchaser contained in the Acquisition Documents shall survive the Closing until the eighteenth (18th) month anniversary of the Closing; provided, however, that the representations and warranties made pursuant to Sections 4.01, 4.04, 6.01(b) and 6.01(c) shall survive indefinitely. Neither the period of survival nor the liability of Purchaser with respect to Purchaser’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of Seller or by reason of any knowledge of Seller or any of its Affiliates or representatives with respect thereto or of any waiver by Seller of any condition hereunder. If written notice of a claim has been given by Seller to Purchaser prior to the expiration of the expiration of the representations and warranties’ applicable survival period, then, notwithstanding anything to the contrary contained in this Section 8.01(b), the relevant representations and warranties shall survive as to such claim (including any indemnification claim asserted by any Seller Indemnified Party under Section 8.03), until such claim has been finally resolved.

(c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty made by Seller in this Agreement.

(d) All covenants and agreements of the parties contained in this Agreement shall survive the Closing indefinitely or for the period expressly specified therein.

SECTION 8.02 Indemnification by Seller.

(a) Purchaser and its Affiliates, officers, directors, employees, agents, successors, and assigns (each, a “Purchaser Indemnified Party”) shall be indemnified and held harmless by Seller for and against any and all Losses suffered or incurred by them or to which they may otherwise become subject at any time (regardless of whether or not such Losses are related to any Third-Party Claim) arising out of or resulting from:

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i. any breach of, or inaccuracy in, any representation or warranty of Seller contained in the Acquisition Documents, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

ii. any breach of any covenant or agreement by Seller contained in the Acquisition Documents;

iii. any claim or cause of action of any third-party to the extent arising out of any action, inaction, event, condition, liability, or obligation of IBEX Corp. (with respect to the Business, occurring or existing prior to the Closing), other than the Assumed Liabilities;

iv. the excess of the amounts payable by Purchaser following the Closing that relate to service by any Transferred Employee with IBEX Corp. through to the Closing over the Employee Amounts;

v. Liabilities, whether arising before on or after the Closing, that are not expressly assumed by Purchaser pursuant to this Agreement, including each of the Excluded Liabilities; or

vi. any Action relating to any breach, Liability or matter of the type referred to in clauses “(i)” through “(v)” above (including any Action commenced by any Purchaser Indemnified Party for the purpose of enforcing any of its rights under this Section 8.02).

(b) To the extent that Seller’s undertakings set forth in this Section 8.02 may be unenforceable, Seller shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Purchaser Indemnified Parties. To the extent that a claim for indemnification may be made by a Purchaser Indemnified Party under more than one provision of this Section 8.02, such Purchaser Indemnified Party may, in its sole discretion, make such claim pursuant to any or all of such provisions.

(c) When determining the amount of Losses suffered or incurred by any Purchaser Indemnified Party (and not whether a breach or inaccuracy has occurred) for purposes of this Section 8.02, as a result of any inaccuracy or alleged inaccuracy or breach or alleged breach of any representation or warranty of Seller contained in the Acquisition Documents, any Material Adverse Effect, materiality or similar qualification limiting the scope of such representation or warranty shall be disregarded.

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SECTION 8.03 Indemnification by Purchaser.

(a) Seller and its Affiliates, officers, directors, employees, agents, successors, and assigns (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by Purchaser for and against any and all Losses suffered or incurred by them or to which they may otherwise become subject at any time (regardless of whether or not such Losses are related to any Third-Party Claim), arising out of or resulting from:

i. any breach of, or inaccuracy in, any representation or warranty made by Purchaser contained in the Acquisition Documents, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

ii. any breach of any covenant or agreement by Purchaser contained in the Acquisition Documents;

iii. the excess of the Employee Amounts over the amounts payable by Purchaser following the Closing that relate to service by any Transferred Employee with Seller through to the Closing;

iv. the failure of Purchaser to pay when due any of the Assumed Liabilities; or

v. any Action relating to any breach, Liability, or matter of the types referred to in clauses “(i)” through “(iv)” above (including any Action commenced by a Seller Indemnified Party of the purpose of enforcing any of its rights under this Section 8.03).

(b) To the extent that Purchaser’s undertakings set forth in this Section 8.03 may be unenforceable, Purchaser shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Seller Indemnified Parties. To the extent that a claim for indemnification may be made by a Seller Indemnified Party under more than one provision of this Section 8.03, such Seller Indemnified Party may, in its sole discretion, make such claim pursuant to any, or all, of such provisions.

SECTION 8.04 Limits on Indemnification.

(a) Notwithstanding anything to the contrary contained in this Agreement: (i) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 8.02(a)(i) or 8.03(a)(i), as the case may be, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $10,000, after which the Indemnifying Party shall be liable for all Losses from the first dollar, and not merely the portion of such Loss in excess of $10,000.

(b) The amount of any Losses claimed by an indemnified party under this Article VIII shall be net of any insurance proceeds actually paid to such indemnified party in connection with the facts giving rise to the right of indemnification (less any out-of-pocket expenses, including from increased premiums resulting from such payment, incurred by the indemnified party in connection with obtaining such insurance proceeds or other recoveries).

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SECTION 8.05 Notice of Loss; Third-Party Claims.

(a) An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (a “Notice of Claim”), within sixty (60) days of such determination, stating the amount of the Loss, if known, and method of computation thereof. The Indemnifying Party shall have ten (10) Business Days after its receipt of a Notice of Claim to respond to the claim(s) described therein in a written notice to the Indemnified Party (a “Dispute Notice”) setting forth, in reasonable detail, the Indemnifying Party’s objection(s) to the claim(s) and its bases for such objection(s). If the Indemnifying Party fails to provide a Dispute Notice with such time period, the Indemnifying Party will be deemed to have conceded the claim(s) set forth in the Notice of Claim. If the Indemnifying Party does not dispute, in its Dispute Notice, all of the claims set forth in the corresponding Notice of Claim, the Indemnifying Party shall be deemed to have conceded any claims to which it has not disputed in such Dispute Notice. If the Indemnifying Party provides a Dispute Notice within the required time period, the Indemnified Party and the Indemnifying Party shall negotiate in good faith resolution of the disputed claim(s) for a period of not less than twenty (20) days after receipt by the Indemnified Party of the Dispute Notice. If the Indemnifying Party and the Indemnified Party are unable to resolve any such claim(s) within such time period, the Indemnified Party shall be entitled to pursue any remedies available to the Indemnified Party against the Indemnifying Party with respect to the unresolved claim(s).

(b) If an Indemnified Party shall receive notice of any Action, audit, demand, or assessment (each, a “Third-Party Claim”) against it or which may give rise to a claim for Loss under this Article VIII, within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice in reasonable detail of such Third-Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article VIII. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third-Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice (which shall be reasonably satisfactory to the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party within ten (10) days of the receipt of such notice from the Indemnified Party. In such event, the Indemnified Party shall have the right to participate in the defense of the Third-Party Claim with counsel selected by it, and the fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, however, that if (i) the Indemnifying Party shall have failed to timely assume, or shall fail to diligently prosecute, the defense of the Third-Party Claim, (ii) in the reasonable judgment of the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (B) there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party or (iii) the Third-Party Claim (A) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business or (B) seeks an injunction or other equitable relief against the Indemnified Party, then in each such case the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third-Party Claim as provided above, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third-Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.

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SECTION 8.06 Distributions from Indemnity Escrow Fund.

(a) In the event that (i) Seller shall not have objected to the amount claimed by Purchaser for indemnification with respect to any Loss in accordance with the procedures set forth herein and in the Escrow Agreement, or (ii) Seller shall have delivered notice of its disagreement as to the amount of any indemnification requested by Purchaser and either: (A) Seller and Purchaser shall have, subsequent to the giving of such notice, mutually agreed that Seller is obligated to indemnify Purchaser for a specified amount and shall have so jointly notified the Escrow Agent, or (B) a final non-appealable judgment shall have been rendered by the court having jurisdiction over the matters relating to such claim by Purchaser for indemnification from Seller and the Escrow Agent shall have received, in the case of clause (A) above, written instructions from Seller and Purchaser or, in the case of clause (B) above, a copy of the final non-appealable judgment of the court, upon the written request of Purchaser, the Escrow Agent shall deliver to Purchaser from the Indemnity Escrow Fund any amount determined to be owed to Purchaser under this Article VIII in accordance with the Escrow Agreement.

(b) Promptly after the eighteenth (18th) month anniversary of the Closing Date, Purchaser shall deliver to the Escrow Agent written instructions to deliver to Seller from the Indemnity Escrow Fund an amount equal to (i) the remaining portion (if any) of the Indemnity Escrow Fund as of such 18-month anniversary date, minus (ii) the total amount of all indemnification claims asserted by any Purchaser Indemnified Parties under this Article VIII that are not finally resolved (as set forth in Section 8.06(a)) as of such 18-month anniversary date.

SECTION 8.07 Remedies Cumulative. The indemnification rights of the Parties under this Article VIII are independent of, and in addition to, such rights and remedies as the Parties may have at Law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any covenant, agreement, or obligation hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

SECTION 8.08 Tax Treatment. Seller and Purchaser agree that all payments made by either of them to or for the benefit of the other under this Article VIII, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants shall be treated as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise.

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Article IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by Acquisition Co. and/or Purchaser if, between the Effective Date and the Closing: (i) an event or condition occurs that has resulted in a Material Adverse Effect, (ii) any representations and warranties of Seller, as applicable, contained in this Agreement (1) that are not qualified by “materiality” or “Material Adverse Effect” shall not have been true and correct in all material respects when made, or (2) that are qualified by “materiality” or “Material Adverse Effect” shall not have been true and correct when made, (iii) Seller shall not have complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by Seller (without regard to any “materiality” qualifiers contained therein), (iv) it becomes apparent that any of the conditions set forth in Article VII (taking into account any applicable cure period set forth in this Section 9.01(a)) will not be fulfilled by the Termination Date, unless such failure shall be due to the failure of Acquisition Co. or Purchaser to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it prior to the Closing, or (v) Seller makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Seller seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; provided, however, that in the case of clauses “(i)”, “(ii)” and “(iii)” only, if the Material Adverse Effect, an inaccuracy in any of the representations and warranties of Seller as of a date subsequent to the date of this Agreement or a breach of a covenant by Seller, as the case may be, is curable by Seller through the use of reasonable efforts within ten (10) days after Purchaser notifies Seller in writing of the existence of such Material Adverse Effect, inaccuracy or breach, but in any event before the Termination Date (the “Seller Cure Period”), then Purchaser may not terminate this Agreement under this Section 9.01(a) as a result of such inaccuracy or breach prior to the expiration of the Seller Cure Period, provided Seller, during the Seller Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that Purchaser may not terminate this Agreement pursuant to this Section 9.01(a) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Seller Cure Period);

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(b) by Seller if, between the Effective Date and the Closing: (i) Purchaser shall not have complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by it (without regard to any “materiality” qualifiers contained therein), (ii) it becomes apparent that any of the conditions set forth in Article VII (taking into account any applicable cure period set forth in this Section 9.01(b)) will not be fulfilled by the Termination Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements, or conditions of this Agreement to be performed or complied with by it prior to the Closing, or (iii) Purchaser makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Purchaser seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; provided, however, that in the case of clause “(i)” only, if a breach of a covenant by Purchaser is curable by Purchaser through the use of reasonable efforts within ten (10) days after Seller notifies Purchaser in writing of the existence of such inaccuracy or breach, but in any event before the Termination Date (the “Purchaser Cure Period”), then Seller may not terminate this Agreement under this Section 9.01(b) as a result of such inaccuracy or breach prior to the expiration of the Purchaser Cure Period, provided Purchaser, during the Purchaser Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that Seller may not terminate this Agreement pursuant to this Section 9.01(b) with respect to such breach if such breach is cured prior to the expiration of the Purchaser Cure Period);

(c) by either Seller, Acquisition Co., or Purchaser if the Closing shall not have occurred by the Termination Date; provided, however, that the right to terminate this Agreement under this Section 9.01(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(d) by either Seller, Acquisition Co., or Purchaser in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling, or other action shall have become final and nonappealable; or

(e) by the mutual written consent of the Parties.

SECTION 9.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void (except for Article X) and there shall be no liability on the part of any Party except (a) as set forth in Sections 5.03 and 10.01, and (b) that nothing in this Agreement shall relieve any Party from liability for any material breach of any representation or warranty, or willful breach of any covenant or obligation, contained in this Agreement.

Article X

general provisions

SECTION 10.01 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

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SECTION 10.02 Notices. All notices, requests, claims, demands, and other communications under this Agreement shall be in writing and shall be given or made by delivery in person, by an internationally recognized overnight courier service (with confirmation of receipt), by facsimile or e-mail of a PDF document (in each case, with confirmation of transmission) or registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	IBEX Group, L.L.C. IBEX Preclinical Research, Inc. Attention: Michael J. Larson and Leslie P. Larson P.O. Box 446 Mendon, Utah 84326 E-Mail: mike@ibexresearch.com and leslieplarson@gmail.com
With a copy to:	Trevin G. Workman Attorney at Law 632 North Main Suite 2C Logan, Utah 84321 E-Mail: trevin@trevinworkmanlaw.com
If to Parent or Acquisition Co.:	PolarityTE, Inc. 1960 South 4250 West, Salt Lake City, Utah 84104 Attention: Cameron Hoyler, J.D. General Counsel E-Mail: cameronhoyler@polartityte.com
With a copy to:	Sichenzia Ross Ference Kesner LLP 1185 Avenue of the Americas 37th Floor, NY, NY 10036 Attention: Harvey Kesner E-Mail: hkesner@srfkllp.com
And:	Parsons Behle & Latimer One Utah Center 201 South Main Street, Suite 1800 Post Office Box 45898 Salt Lake City, Utah 84145-45898 Attention: Brian P. Rosander E-Mail: brosander@parsonsbehle.com

All notices shall be deemed delivered when actually delivered, if such delivery is in person, upon deposit with the U.S. Postal Service, if such delivery is by certified mail, upon deposit with the overnight courier service, if such delivery is by an overnight courier service, and upon transmission, if such delivery is by email transmission.

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SECTION 10.03 Public Announcements. Seller and Purchaser shall not, and shall not permit any of its Affiliates to, make any non-required disclosure, to the public or otherwise, regarding this Agreement or the transactions contemplated in this Agreement, without the prior written consent of Seller and Purchaser, which consent shall not be unreasonably withheld, conditioned, or delayed. Seller and Purchaser will use reasonable efforts to provide each other with advance notice of, and a reasonable opportunity to review and comment on, any press release, public communication, or required disclosures (including any disclosures required of Parent as a result of being a public company), that either Seller or Purchaser intends to issue or make with respect to this Agreement or the transactions contemplated in this Agreement; provided, however, no Party shall be permitted to make any disclosure regarding the Purchase Price or other economics, except to its employees, advisors, attorneys, consultants, Affiliates, and Affiliates’ investors or as otherwise required by law rule or regulation, without the prior written consent of Seller and Purchaser.

SECTION 10.04 Severability. If any term or other provision of this Agreement is found to be invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated in this Agreement are not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated in this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 10.05 Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

SECTION 10.06 Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of Seller and Purchaser (which consent may be granted or withheld in the sole discretion of Seller or Purchaser); provided, however, that Purchaser may assign this Agreement or any of its rights and obligations under this Agreement to one or more Affiliates of Purchaser or to a purchaser (by means of an asset or stock acquisition, merger, combination, reorganization, or otherwise) of all or substantially all the assets constituting the Business, without the consent of Seller, provided that such assignment shall not relieve Purchaser of its obligations under this Agreement.

SECTION 10.07 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Parties, or (b) by a waiver in accordance with Section 10.08.

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SECTION 10.08 Waiver. Either Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered by the other Party pursuant to this Agreement, or (c) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition in this Agreement shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either Party to assert any of its rights under this Agreement shall not constitute a waiver of any of such rights.

SECTION 10.09 No Third-Party Beneficiaries. Except for the provisions of Article VIII relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns (including Acquisition Co. and any wholly-owned subsidiaries of Acquisition Co.) and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of Seller, any legal or equitable right, benefit, or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 10.10 Specific Performance. Seller acknowledges and agrees that Purchaser would be irreparably damaged if any of the provisions of this Agreement and the Ancillary Agreements are not performed in accordance with their specific terms and that any breach of this Agreement or the Ancillary Agreements by Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Purchaser may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement and the Ancillary Agreements by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

SECTION 10.11 Governing Law.

(a) For purposes of clause “(b)” below of this Section 10.11, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. For purposes of clause “(c)” of this Section 10.11, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

(b) All Actions arising out of or relating to this Agreement brought by any Party prior to or at the Closing shall be heard and determined exclusively in any federal court sitting in Salt Lake City, Utah; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Utah state court sitting in Salt Lake City, Utah. Consistent with the preceding sentence, the Parties hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in Salt Lake City, Utah for the purpose of any Action arising out of or relating to this Agreement brought by any Party during the Pre-Closing Period, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

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(c) All Actions arising out of or relating to this Agreement brought by any Party after the Closing shall be heard and determined exclusively in any Utah federal court sitting in the Salt Lake City, Utah; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Utah state court sitting in Sat Lake City, Utah. Consistent with the preceding sentence, the Parties hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in Salt Lake City, Utah for the purpose of any Action arising out of or relating to this Agreement brought by any Party after the Closing and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

SECTION 10.12 Waiver of Jury Trial. The Parties hereby waive to the fullest extent permitted by applicable law any right they may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. The Parties hereby (a) certify to each other that no representative, agent, or attorney of the other Party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.12.

SECTION 10.13 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values, and dollars set forth in this Agreement shall mean United States (U.S.) dollars and all payments under this Agreement shall be made in United States dollars.

SECTION 10.14 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in this Agreement permitting such disclosure, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in this Agreement permitting such disclosure.

SECTION 10.15 Counterparts. This Agreement may be executed and delivered (including signatures sent by facsimile transmission or signatures electronically captured and emailed) in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

SECTION 10.16 Parent and Affiliates. In addition to any other Affiliate of Parent, Acquisition Co., and/or Purchaser, any reference in this Agreement to an Affiliate of Acquisition Co. is hereby deemed to include Purchaser as an Affiliate of Acquisition Co. and Acquisition Co. as an Affiliate of Purchaser.

[Reminder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and entered into as of the Effective Date.

Seller:

IBEX GROUP, L.L.C., a Utah limited liability company		IBEX Preclinical Research, Inc., a Utah corporation

By:		By:
Print Name:	Michael J. Larson	Print Name:	Michael J. Larson
Title:	Managing Member	Title:	President

PARENT:	ACQUISITION CO.:

PolarityTe, inc., a Delaware corporation	Utah CRO Services, Inc., a Nevada corporation

By:	By:
Print Name:	Print Name:
Title:	Title:

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EXHIBIT A

TO

ASSET PURCHASE AGREEMENT

Form of Employment Agreement

A-1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the ____ day of May, 2018 (“Effective Date”), by and between IBEX Preclinical Research, Inc., a Nevada corporation, with a principal business address at 1072 West RSI Drive, Logan Utah 84321 (the “Company”) and Dr. Michael J. Larson, an individual, with an address of 146 South 380 East, Mendon, Utah 84325 (“Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is the majority owner and controlling shareholder or member (as applicable) of IBEX Preclinical Research, Inc., a Utah corporation, and IBEX Group, L.L.C., a Utah limited liability company (collectively, the “Sellers”);

WHEREAS, the Sellers and Executive are parties to that certain Asset Purchase Agreement, dated March 2, 2018, as amended (the “APA”), under which the biomedical preclinical research business operated by Sellers (such business as conducted by the Sellers or any of its affiliates as of the date hereof, with such additions or changes thereto as shall occur after the date hereof in accordance with this Agreement, all as further described in the APA, is referred herein collectively as, the “Business”) are being sold to Company or its assigns;

WHEREAS, as a condition to the closing of the transactions contemplated in the APA and the Ancillary Agreements (as defined in the APA) Executive and Company have agreed to enter into this Agreement; and

WHEREAS, the Executive desires to be employed by the Company as its President, and the Company wishes to employ the Executive in such capacity, commencing on and as of the Effective Date.

NOW, THEREFORE, for good and adequate consideration, including each parties respective covenants, promises, and agreements as contained in this Agreement and the APA, the Company and the Executive hereby agree as follows:

1. Employment and Duties. The Company agrees to employ and the Executive agrees to serve as the Company’s President. The duties, responsibilities, and services of the Executive shall include any and all duties, responsibilities, and services as the Company’s Board of Directors (“Board”) and Chief Executive Officer (“CEO”) may from time-to-time assign to the Executive. The Executive shall devote his full time efforts and services to the business and affairs of the Company and its subsidiaries during the Term (as defined below); provided, however, nothing in this Section 1 shall prohibit the Executive during the Term from: (A) serving as a director or member of any other board or committee thereof for any other entity or organization; (B) delivering lectures, fulfilling speaking engagements, and any writing or publication relating to Executive’s area of expertise; (C) serving as a director or trustee of any governmental, charitable, or educational organization; (D) engaging in additional activities in connection with personal investments and community affairs, including, without limitation, professional or charitable or similar organization committees, boards, memberships, or similar associations or affiliations; (E) periodic traditional veterinary work; and (F) performing advisory activities, provided, however, any activities or positions contemplated in subparts (A) through (F) above shall not be in direct competition with the business and affairs of the Company or involve any activities or positions that would cast the Executive, Company, or any Company parent, subsidiary, officer, director, or affiliate in a negative light, in the reasonable judgment of the Board or the CEO (“Negative Light”).

2. Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years following the Effective Date (the “Term”), and may be renewed for successive one (1) year periods thereafter. After the initial Term, either party may terminate this Agreement upon providing the other party with three (3) months written notice.

3. Place of Employment. The Executive’s duties, responsibilities, and services shall be performed at such location or locations in Northern Utah as the Company shall determine, in its sole discretion.

4. Base Salary and Board Fees. The Company agrees to pay the Executive a base salary (“Base Salary”) of $290,000 per annum during the Term, provided Executive is not in default or breach of this Agreement, the APA, or an Ancillary Agreement and continues to be employed by the Company and continues to diligently perform the duties, responsibilities, and services required of Executive as from time-to-time may be assigned by the Company. The Base Salary (and any applicable incentive compensation and bonuses, if any) shall be paid in periodic installments in accordance with the Company’s regular payroll practices.

A-2

5. Incentive Compensation and Bonuses.

(a) Annual Bonus: For each fiscal year during the Term of employment, the Executive shall be eligible to receive a bonus in the amount as may be determined from time-to-time by the Board, in its sole discretion (“Annual Bonus”), which conforms with annual bonuses provided to other employees of the Company and its affiliates with like titles and responsibilities as the Executive.

(b) Equity Awards and Incentive Compensation: During the Term, the Executive shall be eligible to participate in any equity-based incentive compensation plan or program adopted and offered by the PolarityTE, Inc., a Delaware corporation (the “Parent”), as the compensation committee of Parent may from time-to-time determine. Any share awards offered to Executive shall be subject to any then applicable plan terms, conditions, restrictions, and any additional terms and conditions as determined by the compensation committee of Parent at the time of award. On the Effective Date, Executive will be awarded an option to purchase 110,000 shares of Parent’s common stock pursuant to the Parent’s 2017 Equity Incentive Plan and the Nonqualified Stock Option Agreement, between the Company and Executive, to be executed concurrently with this Agreement (“Stock Option Agreement”), vesting as to forty (40%) percent of such purchased shares on the second anniversary of the Effective Date and the remaining sixty (60%) percent of such purchased shares on the third anniversary of the Effective Date or, if different or conflicting, vesting as governed by or permitted under the terms of the Parent’s 2017 Equity Incentive Plan (provided that on each vesting date Executive is not in default or breach of this Agreement, the APA, or an Ancillary Agreement and continues to be employed by the Company (unless the employment was terminated by the Executive for “Good Reason” (as defined below)) and continues to perform the duties, responsibilities, and services required of Executive as from time-to-time may be assigned by the Company). The price for the shares awarded under the Stock Option Agreement shall be the value of the Parent’s common stock as of the close of the NASDAQ exchange on the Effective Date.

6. Clawback Rights. Any Annual Bonus or stock or equity based compensation contemplated in Section 5 (such bonuses, options, and equity awards being collectively referred to as the “Clawback Benefits”) shall be subject to “Clawback Rights” as follows: during the period that the Executive is employed by the Company and upon the termination of the Executive’s employment and for a period of three (3) years thereafter, if there is one or more Restatements (as defined below) of any financial results from which any Clawback Benefits to the Executive shall have been determined, the Executive agrees to repay any amounts which were determined by reference to any Company financial results which were later Restatements, to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the Restatements of the Company’s financial information. All Clawback Benefits amounts resulting from such Restatements shall be retroactively adjusted by the Board to take into account the restated results, and any excess portion of the Clawback Benefits resulting from such restated results shall be immediately surrendered to the Company and if not so surrendered within ninety (90) days of the revised calculation being provided to the Executive by the Board following a publicly announced restatement, the Company shall have the right to take any and all action to effectuate such adjustment. The calculation of the revised Clawback Benefits amount shall be determined by the Board in good faith and in accordance with applicable law, rules and regulations. All determinations by the Board with respect to the Clawback Rights shall be final and binding on the Company and the Executive. For purposes of this Section 6, a restatement of financial results that requires a repayment of a portion of the Clawback Benefits amounts shall mean a restatement resulting from material non-compliance of the Company with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or requirements which were not in effect on the date the financial statements were originally prepared (“Restatements”). The parties acknowledge it is their intention that the foregoing Clawback Rights as relates to Restatements conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) and require recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd-Frank Act and any and all rules and regulations promulgated thereunder from time-to-time in effect. Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time-to-time to assure compliance with the Dodd-Frank Act and such rules and regulations as hereafter may be adopted and in effect. In addition, the Company and the Executive agree to work together in good faith to consider and carry out any necessary amendments to this Agreement and to take such reasonable actions necessary, appropriate, or desirable to assure compliance with the Dodd-Frank Act and such rules and regulations as hereafter may be adopted and in effect.

7. Expenses. The Executive shall be entitled to prompt reimbursement by the Company for all reasonable, ordinary, and necessary travel, entertainment, and other expenses incurred by the Executive while employed (in accordance with the standard reimbursement policies and procedures established by the Company for its senior executive officers) and in the performance of Executive’s duties, responsibilities, and services under this Agreement; provided, that the Executive shall have received prior written approval from the Board or CEO and has properly accounted for such expenses in accordance with Company policies and procedures, which may include delivery of receipts, invoices, and other source documentation.

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8. Other Benefits. During the Term, the Executive shall be eligible to participate in incentive, stock purchase, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company’s managerial or salaried executive employees and/or its senior executives.

9. Vacation. During the Term, the Executive shall be entitled to accrue, on a pro rata basis, six weeks’ vacation days per calendar year. Vacation days shall be taken at such times as are mutually convenient to the Executive and the Company and no more than ten (10) consecutive vacation days shall be taken at any one time without Company approval in advance and shall not carry over to any subsequent calendar year.

10. Termination of Employment:

(a) Death. If the Executive dies during the Term, the Executive’s employment with the Company shall automatically terminate and any obligations of the Company under this Agreement, except as outlined hereafter, to the Executive’s estate, spouse, and/or beneficiaries shall terminate with respect to compensation and benefits thereafter, except for the obligation to pay any unpaid Base Salary that has been earned in accordance with Section 4. The Company shall also honor the stock options granted to Executive, as governed by the terms of the Stock Option Agreement and the Parent’s 2017 Equity Incentive Plan.

(b) Disability. In the event that, during the Term, the Executive shall be prevented from performing his duties, responsibilities, and services under this Agreement to the full extent required by the Company by reason of any Disability (as defined below), the Executive’s employment with the Company shall automatically terminate. The Company shall continue to honor the stock options granted to Executive and vesting, as governed by the terms of the Stock Option Agreement and the Parent’s 2017 Equity Incentive Plan. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by the Executive, with or without reasonable accommodation, of his duties, responsibilities, and services under this Agreement for an aggregate of ninety (90) days or longer during any twelve (12) consecutive months. The determination of the Executive’s Disability shall be made by an independent physician who is reasonably acceptable to the Company and the Executive (or his authorized representative), be final and binding on the Company and the Executive, and shall take into account such competent medical evidence as shall be presented to such independent physician by the Executive and/or the Company or by any physician or group of physicians or other competent medical experts employed by the Executive and/or the Company to advise such independent physician.

(c) For Cause.

(1) At any time during the Term, the Company may terminate this Agreement and the Executive’s employment hereunder for Cause (as defined below). For purposes of this Agreement, “Cause” shall mean: (a) the willful, negligent, and/or continued failure of the Executive to perform substantially his duties, responsibilities, and services under this Agreement for the Company (other than any such failure resulting from the Executive’s death or Disability); (b) the conviction of, or plea of guilty or nolo contendere to, a felony, or (c) fraud, dishonesty, or gross misconduct which is materially and demonstratively injurious to the Company, including, but not limited to, any Negative Light actions, which may include the failure to undertake or pass any medical, drug, or narcotic testing in accordance with the Company’s policies or procedures or as directed by the Board or CEO from time-to-time. Termination under clauses (b) or (c) of this Section 10(c)(1) shall not be subject to cure.

(2) Upon termination for Cause, the Company shall have no further obligations or liability to the Executive or his spouse, heirs, administrators, or executors with respect to compensation and benefits thereafter, except for the obligation to pay the following: (A) any unpaid Base Salary that has been earned in accordance with Section 4, (B) any unpaid Annual Bonus determined to be paid by the Board in accordance with Section 5; (C) reimbursement of any qualified expenses in accordance with Section 7; and (D) and any accrued but unused vacation time through the termination date in accordance with Company policies. The Company shall deduct, from any payments made under this Section 5(c), all applicable taxes, including income tax, FICA, and FUTA, and other appropriate and standard deductions.

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(d) For Good Reason or a Change of Control or Without Cause.

(1) At any time during the Term and subject to the conditions set forth in Section 10(d)(2) below, the Executive may terminate the Executive’s employment with the Company for “Good Reason” or for a “Change of Control” (as defined in Section 10(f)). For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s prior written consent: (A) the assignment to the Executive of duties, responsibilities, and services that are significantly different from, and/or that result in a substantial diminution of, the duties, responsibilities, and services that the Executive anticipated assuming on the Effective Date (including, by way of example, reporting to anyone other than the Board and the CEO); (B) the assignment to the Executive of a title that is different from and subordinate to the title of Vice President, provided, however, for the absence of doubt following a Change of Control, should the Executive be required to serve in a different or diminished capacity in a division or unit of another entity (including the acquiring entity), such event shall constitute Good Reason regardless of the title of the Executive in such acquiring company, division, or unit; or (C) a material breach by the Company of this Agreement.

(2) Notwithstanding anything to the contrary in this Agreement, the Executive shall not be entitled to terminate his employment for Good Reason unless and until he shall have delivered written notice to the Company within ninety (90) days of the date upon which the alleged or asserted facts giving rise to Good Reason occurred and the Execitive has expressed in writing his intention to terminate his employment with the Company for Good Reason, which notice shall specify in reasonable detail the alleged and asserted facts and circumstances claimed to provide the basis for such termination for Good Reason, and, thereafter, the Company shall not have eliminated the circumstances constituting Good Reason within thirty (30) days of its receipt from the Executive of such written notice. In the event the Executive elects to terminate this Agreement for Good Reason in accordance with Section 10(d)(1), following any and all notice and cure periods afforded to the Company, such election must be made within the twenty-four months following the initial existence of one or more of the conditions constituting Good Reason as provided in Section 10(d)(1). In the event the Executive elects to terminate this Agreement for a Change of Control, such election must be made within one hundred eighty (180) days of the occurrence of the Change of Control.

(3) In the event that the Executive terminates his employment with the Company for Good Reason or for a Change of Control or the Company terminates the Executive’s employment with the Company without Cause, the Company shall pay or provide to the Executive any unpaid Base Salary that has been earned in accordance with Section 4, any unpaid Annual Bonus determined to be paid by the Board in accordance with Section 5; reimbursement of any qualified expenses in accordance with Section 7; and and any accrued but unused vacation time through the termination date in accordance with Company policies. The Company shall also honor the stock options granted to Executive and vesting shall not be affected by the Executive’s termination without cause or termination for Good Reason. The Company shall deduct, from any payments made under this Section 10(d)(3), all applicable taxes, including income tax, FICA, and FUTA, and other appropriate and standard deductions.

(4) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 10(d) by seeking other employment or otherwise, nor shall any amount of any payment owing to Executive as provided for in this Section 10(d) be reduced by any compensation earned by the Executive as the result of employment by another employer or business or by profits earned by the Executive from any other sources at any time before and after the termination date, to the extent such compensation and other employment are not in violation with this Agreement. The Company’s obligation to make any payment pursuant to this Section 10(d), if any, and otherwise to perform its obligations under this Agreement shall not be affected by any offset, counterclaim, or other right that the Company may have against the Executive for any reason.

(e) Without “Good Reason” by the Executive. At any time during the Term, the Executive shall be entitled to terminate Executive’s employment with the Company without Good Reason and other than for a Change of Control by providing prior written notice of at least ninety (90) days to the Company. Upon termination by the Executive of Executive’s employment with the Company without Good Reason and other than for a Change of Control, the Company shall have no further obligations or liability to the Executive or his spouse, heirs, administrators, or executors with respect to compensation and benefits thereafter, except for the obligation to pay the following: (i) any unpaid Base Salary that has been earned in accordance with Section 4, (ii) any unpaid Annual Bonus determined to be paid by the Board in accordance with Section 5; (iii) reimbursement of any qualified expenses in accordance with Section 7; and (iv) and any accrued but unused vacation time through the termination date in accordance with Company policies. The Company shall deduct, from any payments made under this Section 10(e), all applicable taxes, including income tax, FICA, and FUTA, and other appropriate and standard deductions.

(f) Change of Control. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially, or of record, by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of more than fifty percent (50%) or more of the shares of the outstanding Common Stock of the Company or Parent, whether by merger, consolidation, sale, or other transfer of shares of Common Stock (other than a merger or consolidation where the stockholders of the Company or Parent prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), (ii) a sale of all or substantially all of the assets of the Company or Parent, or (iii) during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the twelve (12) month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board (unless such director(s) are appointed, elected, or approved by Parent); provided that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: any acquisition of Common Stock or securities convertible into Common Stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.

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(g) Any termination of the Executive’s employment by the Company or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth and specify in reasonable detail the alleged and asserted facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, provided, however, failure to provide timely notification shall not affect the employment status of the Executive.

11. Confidential Information.

(a) Disclosure of Confidential Information. The Executive recognizes, acknowledges, and agrees that he has had and will continue to have access to secret, confidential, and proprietary information regarding the Company, the Parent, their subsidiaries and their respective businesses (“Confidential Information”), including, but not limited to, their products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in strict confidence. In consideration of the obligations undertaken by the Company under this Agreement, the Executive covenants and agrees that he will not, at any time, during or after his employment hereunder, reveal, divulge, or make known to any person, entity, or any other party, any information acquired by the Executive during the course of his employment, which is treated as Confidential Information by the Company, and not otherwise in the public domain. The provisions of this Section 11 shall survive the termination of the Executive’s employment under this Agreement.

(b) In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, the Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes, and (iv) copies of plans, programs, and agreements relating to his employment, or termination thereof, with the Company. The covenants and agreements in this Section 11 shall exclude information (A) which is in the public domain through no unauthorized act or omission of Executive, or (B) which becomes available to Executive on a non-confidential basis from a source other than Company or its affiliates without breach of such source’s confidentiality or non-disclosure obligations to Company or any of its affiliates.

12. Non-Competition and Non-Solicitation.

(a) The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive. The Executive also acknowledges that the Company’s Business (as defined in Section 13(b) (1) below) is conducted worldwide (the “Territory”), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers. The provisions of this Section 13 shall survive the termination of the Executive’s employment hereunder for the time periods specified below.

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(b) The Executive hereby agrees and covenants that he shall not without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than (i) as a holder of less than two (2%) percent of the outstanding securities of a company whose shares are traded on any national securities exchange or (ii) as a limited partner, passive minority interest holder in a venture capital fund, private equity fund or similar investment entity which holds or may hold an equity or debt position in portfolio companies that are competitive with the Company; provided however, that the Executive shall be precluded from serving as an operating partner, general partner, manager or governing board designee with respect to such portfolio companies), or whether on the Executive's own behalf or on behalf of any other person or entity or otherwise howsoever, during the Term and thereafter to the extent described below, within the Territory:

(1) Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the Business of the Company, as defined in the next sentence. For purposes hereof, the Company’s “Business” shall mean research, development, techniques and technology in any manner involving or related to regeneration of functionally polarized tissue by use of Leucine-rich repeat-containing G-protein coupled Receptor (LGR) expressing cells and any and all inventions, technology and trade secrets related thereto or a result of the services of Employee hereunder, as well as all activities that involve the making, use or licensing thereof.

(2) Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement, for the purpose of competing with the Business of the Company;

(3) Attempt in any manner to solicit or accept from any customer of the Company, except from existing customers of the Sellers prior to close of the Purchase for purposes which do not breach Section 12(b)(1) above, with whom Executive had significant contact during Executive’s employment by the Company (whether under this Agreement or otherwise), business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services of the kind or competitive with the business of the Company for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person for the purpose of competing with the Business of the Company; or

(4) Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company, for the purpose of soliciting such other party to discontinue or reduce its business with the Company for the purpose of competing with the Business of the Company.

With respect to the activities described in Paragraphs (1), (2), (3) and (4) above, the restrictions of this Section 13(b) shall continue during the Term of this Agreement and for a period of two (2) years thereafter.

13. Section 409A.

(a) The provisions of this Agreement are intended to comply with or to be exempt from Section 409A of the Internal Revenue Code (“Section 409A”) and the related Treasury Regulations and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Company and the Executive agree to work together in good faith to consider and carry out any necessary amendments to this Agreement and to take such reasonable actions necessary, appropriate, or desirable to avoid imposition of any additional tax under Section 409A or income recognition prior to actual payment to the Executive under this Agreement.

(b) It is intended that any expense reimbursement made under this Agreement shall be exempt from Section 409A. Notwithstanding the foregoing, if any expense reimbursement made under this Agreement shall be determined to be “deferred compensation” subject to Section 409A (“Deferred Compensation”), then (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year (provided that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect), and (iii) such payments shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred.

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(c) With respect to the time of payments of any amount under this Agreement that is Deferred Compensation, references in the Agreement to “termination of employment” and substantially similar phrases, including a termination of employment due to the Executive’s Disability, shall mean “Separation from Service” from the Company within the meaning of Section 409A (determined after applying the presumptions set forth in Treasury Regulation Section 1.409A-1(h)(1)). Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A- 1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

(d) Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s termination, then only that portion of the severance and benefits payable to the Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered Deferred Compensation (together, the “Deferred Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following the Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Separation Benefits in excess of the Section 409A Limit otherwise due to the Executive on or within the six (6) month period following the Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of the Executive’s termination of employment. All subsequent Deferred Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following termination but prior to the six (6) month anniversary of the Executive’s termination date, then any payments delayed in accordance with this Section 13(d) will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(e) For purposes of this Agreement, “Section 409A Limit” shall mean a sum equal to (x) the amounts payable within the terms of the “short-term deferral” rule under Treasury Regulation Section 1.409A-1(b)(4) plus (y) the amount payable as “separation pay due to involuntary separation from service” under Treasury Regulation Section 1.409A-1(b)(9)(iii) equal to the lesser of two (2) times: (i) the Executive’s annualized compensation from the Company based upon his annual rate of pay during the Executive’s taxable year preceding his taxable year when his employment terminated, as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1); and (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s employment is terminated.

14. Miscellaneous.

(a) Assignment. Neither the Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.

(b) Indemnity. During the Term, the Company (i) shall indemnify and hold harmless the Executive and his heirs and representatives to the maximum extent provided by the laws of the State of Delaware and by Company’s bylaws, and (ii) shall name and cover the Executive under the Company’s directors’ and officers’ liability insurance on the same basis as it covers other senior executive officers and directors of the Company.

(c) Entire Agreement. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Company, and shall not be amended, modified, or changed, except by an instrument in writing executed by the party to be charged. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d) Successors and Assigns. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

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(e) Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) Notices. All notices, requests, demands, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g., Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(g) Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of Utah, City of Salt Lake City, for any disputes arising out of this Agreement or the relationship amongst the parties.

(h) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the Effective Date. Executed counterparts of this Agreement may be transmitted and delivered by the parties by way of e-mail or other forms of electronic transmission.

(i) Executive Representation and Warranties. The Executive represents and warrants to the Company that he has the full power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which the Executive is a party. In addition, the Executive represents and warrants to the Company that he is a licensed veterinarian in the State of Utah and in all other locations that Executive will be performing duties, responsibilities, and services under this Agreement, that Executive is in compliance with the Animal Welfare Act to perform biomedical animal research in the United States under the Animal Welfare Act, and Executive is fully compliant and in good standing with all professional licensing and occupational requirements of the State of Utah and all other jurisdictions in which the Executive does or will perform its duties, responsibilities, and services to Company, including, but not limited to, the Division of Occupational & Professional Licensing and the Veterinary Medical Board.

(j) Company Representation and Warranties. The Company represents and warrants to the Executive that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with any agreement to which the Company is a party.

[Intentionally Blank - Signature Page Follows Immediately]

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IN WITNESS WHEREOF, the Executive and the Company have caused this Agreement to be executed as of the Effective Date.

COMPANY:

IBEX Preclinical Research, Inc.,
a Nevada corporation

By:
Print Name:
Title:

EXECUTIVE:

Dr. Michael J. Larson,
an individual

By:
Print Name:	Dr. Michael J. Larson

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EXHIBIT B

TO

ASSET PURCHASE AGREEMENT

Form of Promissory Note

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PROMISSORY NOTE

Principal Amount: $1,333,333.33	Original Issuance Date: May ____, 2018

FOR VALUE RECEIVED, PolarityTe, inc., a Delaware corporation (the “Company”), promises to pay to IBEX Preclinical Research, Inc., a Utah corporation, or its successors and assigns (“Holder”), the principal amount of One Million Three Hundred and Thirty Three Thousand Three Hundred and Thirty Three Dollars and Thirty Three Cents ($1,333,333.33), together with all accrued but unpaid interest, or such lesser amount as shall equal the then outstanding principal amount under this Promissory Note (“Note”), together with all accrued but unpaid interest thereon, payable in five (5) equal installments beginning on the six (6) month anniversary of the Original Issuance Date and continuing on each six (6) month anniversary thereafter (each such date, a “Payment Date”).

The following is a statement of the rights of Holder under this Note and the conditions to which this Note is subject, and to which Holder, by the acceptance of this Note, agrees:

1. Interest.

(a) Interest shall accrue on the unpaid principal balance of this Note at the rate of three and one-half percent (3.5%) per annum. Interest shall be calculated from and include the Original Issuance Date and shall be calculated on an actual/360-day basis. All accrued but unpaid interest shall be due and payable on each Payment Date, as accrued as of such Payment Date.

(b) Notwithstanding anything to the contrary contained in this Note, in no event shall this or any other provision in this Note permit the collection of any interest which would be usurious under applicable law. If under any circumstances, whether by reason of advancement or acceleration of the maturity of the unpaid principal balance hereof or otherwise, the aggregate amounts paid under this Note shall include amounts which by law are deemed interest and which would exceed the maximum rate permitted by law, the Company stipulates that payment and collection of such excess amounts shall have been and will be deemed to have been the result of a mistake on the part of both Holder and the Company or the holder of this Note, and the party receiving such excess payments shall promptly credit such excess (only to the extent such payments are in excess of the maximum rate) against the unpaid principal balance under this Note and any portion of such excess payments not capable of being so credited shall be refunded to the Company.

2. Event of Default.

(a) For purposes of this Note, an “Event of Default” means:

(i) the Company shall fail to pay any installment of principal and accrued interest due and payable under this Note on each Payment Date, and such failure shall continue for ten (10) days after receipt by the Company of a written notice from Holder;

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(ii) the Company shall fail to materially perform any covenant, term, provision, condition, agreement or obligation of the Company under this Note (other than for non-payment) and such failure shall continue uncured for a period of thirty (30) days after written notice from the Holder of such failure;

(iii) the Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (4) apply for or consent to the appointment of a trustee, liquidator, receiver, or similar official for it or for a substantial part of its property or business;

(iv) a trustee, liquidator, or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment;

(v) any governmental agency or any court of competent jurisdiction at the insistence of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within thirty (30) days thereafter;

(vi) the Company shall sell or otherwise transfer all or substantially all of its assets or shall enter into an agreement to do so; or

(vii) bankruptcy, reorganization, insolvency, or liquidation proceedings or other proceedings, or relief under any bankruptcy law or any law for the relief of debt shall be instituted by or against the Company and, if instituted against the Company shall not be dismissed within thirty (30) days after such institution, or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit to any material allegations of, or default in answering a petition filed in any such proceeding.

(b) Upon the occurrence of an Event of Default, the entire unpaid and outstanding indebtedness due under this Note may become immediately due and payable upon written notice of acceleration from Holder.

(c) Upon the occurrence of an Event of Default, this Note shall bear interest at the rate of seven percent (7%) per annum from the date of the Event of Default.

(d) Promptly after the Company believes that an Event of Default may have occurred, the Company shall notify the Holder in writing of the nature, extent, and time of and any relevant facts surrounding such Event of Default, and the corrective action, if any, that the Company proposes to take with respect to such Event of Default.

3. Prepayment. Company shall have the right to prepay all, or any portion, of the principal or interest contemplated under this Note at any time without premium, charge, or penalty.

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4. Miscellaneous.

(a) Loss, Theft, Destruction, or Mutilation of Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Note and delivery of an indemnity agreement from Holder in favor of Company, in a form and substance reasonably satisfactory to Company and, in the case of mutilation, on surrender and cancellation of this Note (or what remains thereof), the Company shall execute and deliver, in lieu of this Note, a new note executed in the same manner as this Note, in the same principal amount as the unpaid principal amount of this Note and dated the Original Issuance Date.

(b) Payment. All payments under this Note shall be made in lawful tender of the United States no later than 5:00 p.m., Mountain Standard Time, on the date on which such payment is due, by wire transfer of immediately available funds to the account identified by the Holder.

(c) Waivers. The Company hereby waives notice of presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(d) Waiver and Amendment. The provisions of this Note may only be amended, waived, or modified by an instrument in writing signed and delivered by the party against which enforcement of the same is sought.

(e) Notices. Any notice or other communication required or permitted to be given under this Note shall be in writing sent by mail, facsimile, electronic transmittal, nationally recognized overnight carrier, or personal delivery and shall be effective upon actual receipt of such notice, to the following addresses until notice is received that any such address or contact information has been changed:

If to Company:	PolarityTE, Inc. 1960 South 4250 West, Salt Lake City, Utah 84104 Attention: Cameron Hoyler, J.D. General Counsel E-Mail: cameronhoyler@polartityte.com
If to Holder:	IBEX Preclinical Research, Inc. PO Box 446 Mendon, Utah 84325 Attn: President E-Mail: mike@ibexresearch.com and leslieplarson@gmail.com

(f) Attorneys’ Fees. If any legal action or other proceeding is brought for the enforcement of this Note, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees, and any other fees and costs incurred in such action or proceeding, in addition to any other relief to which such party may be entitled.

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(g) Successors and Assigns. This Note may be assigned or transferred by the Holder. Subject to the preceding sentence, the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, permitted assigns, heirs, administrators, and permitted transferees of the parties.

(h) No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of the Holder, any right, option, remedy, power, or privilege under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, option, remedy, power, or privilege under this Note preclude any other or further exercise thereof or the exercise of any other right, option, remedy, power, or privilege. The rights, options, remedies, powers, and privileges in this Note are cumulative and not exclusive of any rights, options, remedies, powers, and privileges provided by law.

(i) Governing Law; Jurisdiction. THE PARTIES HEREBY AGREE THAT THIS NOTE IS MADE AND ENTERED INTO IN THE STATE OF UTAH AND FURTHER AGREE THAT ALL ACTS REQUIRED BY THIS NOTE AND ALL PERFORMANCE HEREUNDER ARE INTENDED TO OCCUR IN THE STATE OF UTAH. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF UTAH WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE PERSONAL AND SUBJECT MATTER JURISDICTION OF THE STATE OR FEDERAL COURTS OF THE STATE OF UTAH LOCATED IN THE COUNTY OF SALT LAKE OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE. EACH PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, (A) ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT; AND (B) ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. FINAL JUDGMENT IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT SHALL BE CONCLUSIVE AND BINDING UPON EACH PARTY DULY SERVED WITH PROCESS THEREIN AND MAY BE ENFORCED IN THE COURTS OF THE JURISDICTION OF WHICH EITHER PARTY OR ANY OF THEIR PROPERTY IS SUBJECT, BY A SUIT UPON SUCH JUDGMENT. THE PARTIES HEREBY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY.

[Intentionally Blank – Signature Page to Follow]

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IN WITNESS WHEREOF, the Company has caused this Note to be executed as of the Original Issuance Date by its duly authorized officer.

company:

PolarityTe, inc.,
a Delaware corporation

By:
Print Name: Denver Lough
Title:	Chief Executive Officer

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EXHIBIT C

TO

ASSET PURCHASE AGREEMENT

List of Excluded Account Receivables

1. All Receivables not collected prior to Closing for completed studies as illustrated on the attached spreadsheet – Schedule 1. To be updated at Closing.

2. A percentage of Receivables for studies in progress at the time of Closing in accordance with the work in progress table attached as Schedule 2, which shall be updated at Closing.

3. A percentage of Receivables for studies bid, proposed, or developed prior to Closing and performed after Closing, pursuant to the terms and conditions in Section 2.03 and Disclosure Schedule 2.03 of this Agreement – Schedule 3. To be updated at Closing.

[Schedules 1-3 Omitted]

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EXHIBIT D

TO

ASSET PURCHASE AGREEMENT

List of Excluded Assets

In addition to the Excluded Assets provided for in Section 2.01 of this Agreement, the following list of assets identified by IBEX Corp. (which assets may be updated or changed between the Effective Date and the Closing) are deemed part of the Excluded Assets:

1.	All personal effects within offices (e.g. photographs, artwork, portable music players and/or speakers).
2.	Exiss Aluminum Stock Trailer
3.	2015 and 2017 Polaris RZR Utility Vehicles
4.	2007 Charmac Cargo Trailer
5.	2017 Trails West Trailer
6.	2001 Dargo Flatbed Trailer
7.	2016 Cargo Sled Deck Pickup Deck
8.	All vehicles except the 1999 Ford F250, which 1999 Ford will be transferred to Acquisition Co.
9.	Motorcycles
10.	Orthopaedic Power Tools and Instruments Marked as Property of Harold Aberman, DVM (consulting surgeon who operates at IBEX)

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EXHIBIT E

TO

ASSET PURCHASE AGREEMENT

Allocation among Purchased Assets

Tangible Personal Property – Thirty-Six Thousand Dollars ($36,000.00)

Intangible/Good Will – One Million Five Hundred Sixty-Four Thousand Dollars ($1,564,000.00)

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EXHIBIT F

TO

ASSET PURCHASE AGREEMENT

List of Authorizations, Consents, Orders, and Approvals

To the best of Seller’s Knowledge and belief, after having exercised commercially reasonable diligence and inquiry, no authorizations, consents, orders, or approvals are required of any Governmental Authority or officials are required to execute this Agreement or perform Seller’s obligations under this Agreement and the Ancillary Agreements.

Subsequent to Closing and the official change of ownership, Seller discloses and provides notice to Purchaser that Purchaser may be required to provide notification of change of ownership within ten (10) days thereof to the United States Department of Agriculture. For further details regarding such notification, see the Animal Welfare Act (7 U.S.C. 2131, Sections 2.25-2.30).

Seller discloses and provides notice that Purchaser may also be required to obtain a business license and notify Logan City of change of ownership of the operations of the Business to comply with the Industrial Wastewater Permit and any Conditional Use Permit.

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EXHIBIT G

TO

ASSET PURCHASE AGREEMENT

List of Current Employees for Offer of Employment

[List Omitted]

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